As filed with the Securities and Exchange Commission on April 16, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNIONBANCAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2007

To the Stockholders of UnionBanCal Corporation:

The annual meeting of the stockholders of UnionBanCal will be held on Thursday, May 24, 2007 at 8:30 a.m. (local time) in the Boardroom, 51st Floor, 555 California Street, San Francisco, California, to vote on the following matters:

1.                To elect 17 directors;

2.                To ratify the selection of UnionBanCal’s independent registered public accounting firm, Deloitte & Touche LLP, for 2007; and

3.                To consider any other business properly brought before the meeting or any adjournment or postponement.

The close of business on March 30, 2007 is the record date for determining stockholders entitled to vote at the annual meeting. For 10 days prior to the annual meeting, a list of those stockholders will be available for inspection during normal business hours in the Office of the Corporate Secretary of UnionBanCal Corporation, 400 California Street, San Francisco, CA 94104-1302. This list also will be available at the annual meeting.

You may vote through the Internet as well as by telephone or mail. Instructions regarding Internet and telephone voting are on the proxy card. If you elect to vote by mail, please complete, sign, date and return the proxy card in the accompanying postage-paid envelope. The proxy statement explains more about voting, including that your vote is confidential. We look forward to your participation.

By order of the Board of Directors,

John H. McGuckin, Jr.
Executive Vice President, General Counsel and Secretary

April 16, 2007

You may view UnionBanCal’s Proxy Statement and Annual Report to Stockholders on the Internet at www.unionbank.com.

UnionBanCal Corporation
400 California Street
San Francisco, California 94104-1302
(415) 765-2969

PROXY STATEMENT

INTRODUCTION

The Board of Directors of UnionBanCal Corporation is soliciting proxies from its stockholders to be used at the annual meeting of stockholders on May 24, 2007. This proxy statement contains information related to the annual meeting.

You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by telephone or through the Internet or you may complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Instructions for voting by telephone or through the Internet can be found on the proxy card.

On April 16, 2007, we began mailing this proxy statement and the accompanying proxy card to stockholders.

VOTING

Principal Stockholders

On March 30, 2007, the record date for the annual meeting, 138,117,370 shares of UnionBanCal common stock were outstanding. To our knowledge, the only stockholders owning more than 5 percent of UnionBanCal’s outstanding common stock on that date are shown in the following table:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Bank of Tokyo-Mitsubishi UFJ, Ltd. and affiliates	90,279,397	(1)	65.4%
7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8388, Japan
Barclays Global Investors, N.A. and other entities	9,805,546	(2)	7.1%
45 Fremont Street San Francisco, CA 94105

(1)          The Bank of Tokyo-Mitsubishi UFJ, Ltd. is a wholly owned subsidiary of Mitsubishi UFJ Financial Group, Inc. Mitsubishi UFJ Financial Group, Inc. beneficially owns 90,279,397 shares indirectly through its subsidiaries as follows:

•       90,217,308 shares by The Bank of Tokyo-Mitsubishi UFJ, 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8388, Japan;

•       54,089 shares by Mitsubishi UFJ Trust and Banking Corporation, 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8212, Japan; and

•       8,000 shares by Mitsubishi UFJ Asset Management Co., 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8212, Japan.

                           This information is based on a Schedule 13G/A filed by Mitsubishi UFJ Financial Group, Inc. on February 8, 2007.

(2)          This information is based on a Schedule 13G filed on January 23, 2007 by Barclays Global Investors, N.A., and other entities listed below. Together, these entities report sole voting power over 8,830,160 of these shares and sole investment power over all of these shares, and individually they report as follows:

•       sole voting power over 7,871,046 shares and sole investment power over 8,845,123 shares by Barclays Global Investors, N.A.;

•       sole voting power over 359,609 shares and sole investment power over 360,918 shares by Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, CA 94105;

•       sole voting and investment power over 467,023 shares by Barclays Global Investors, Ltd, 1 Royal Mint Court, London EC3N 4HH;

•       sole voting and investment power over 71,952 shares by Barclays Global Investors Japan Trust and Banking Company Limited, Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan; and

•       sole voting and investment power over 60,530 shares by Barclays Global Investors Japan Limited, Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402, Japan.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., INTENDS TO VOTE ITS STOCK FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS UNIONBANCAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THEREFORE, STOCKHOLDER APPROVAL OF THESE PROPOSALS IS ASSURED.

Who May Vote

Only record holders of UnionBanCal common stock at the close of business on March 30, 2007 may vote at the annual meeting.

You are entitled to one vote for each share of UnionBanCal common stock that you owned of record at the close of business on March 30, 2007. The accompanying proxy card indicates the number of shares you are entitled to vote at the annual meeting.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote your proxy promptly.

If you are a stockholder of record (that is, if you hold shares of UnionBanCal common stock in your own name), you may vote your shares by proxy using any of the following methods:

•       telephoning the phone number listed on the proxy card;

•       using the Internet site listed on the proxy card; or

•       completing, signing, dating and returning the proxy card in the postage-paid envelope provided.

Stockholders may vote their shares by proxy through an electronic transmission authorized by the stockholder. The telephone and Internet voting procedures on the proxy card allow us to authenticate stockholders’ identities and permit stockholders to provide their voting instructions and confirm that their instructions have been properly recorded. If you vote by telephone or through the Internet, you do not need to return your proxy card. The deadline to vote through the telephone and Internet is 1:00 a.m. (CDT) on Tuesday, May 22, 2007.

If your shares of UnionBanCal common stock are held by a broker, bank or other nominee in “street name,” you will receive voting instructions (including instructions, if any, on how to vote by telephone or through the Internet) from the record holder that you must follow in order to have your shares voted at the annual meeting.

Whether you send your voting instructions by mail, telephone or Internet, your UnionBanCal common stock will be voted in accordance with those instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares as recommended by the Board of Directors FOR the election of all nominees for director and FOR the ratification of Deloitte & Touche LLP as UnionBanCal’s independent registered public accounting firm. If any other business is properly presented at the annual meeting, the proxy holders will have discretionary authority to vote in accordance with their judgment on those matters.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. To revoke your proxy, you may send a written notice of revocation to UnionBanCal Corporation, Office of the Corporate Secretary, 400 California Street, San Francisco, California 94104-1302. You may also revoke your proxy by submitting another signed proxy with a later date, voting by telephone or through the Internet at a later date, or voting in person at the annual meeting.

Voting in Person

You may attend the annual meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the institution that holds your shares, indicating that you were the beneficial owner of the shares at the close of business on March 30, 2007, the record date for voting.

Your Vote is Confidential

All stockholder meeting proxies, ballots, and voting records that identify the vote of a particular stockholder are confidential and will be tabulated and certified by an independent tabulator, inspector of election or other independent parties. The vote of any stockholder will not be disclosed to any of our officers, directors or employees, except:

•       as necessary to meet legal requirements or to assist in the pursuit or defense of a legal action;

•       if we conclude that a dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes;

•       in the event of a proxy, consent or other solicitation in opposition to the voting recommendation of the Board of Directors (other than stockholder proposals included in our proxy statement); or

•       if the stockholder requests, or consents to disclosure of the stockholder’s vote or writes comments on the stockholder’s proxy card or ballot in such a way that the stockholder’s identity cannot be concealed.

Quorum and Broker Non-Votes

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if a majority of the outstanding shares of UnionBanCal common stock is present in person or by proxy at the annual meeting. Shares present in person at the meeting that are not voted for a director nominee or shares present by proxy where the stockholder has withheld authority to vote for a nominee will be counted in determining whether a quorum is present, but will not count toward the election of a nominee. Therefore, checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of electing directors. In the absence of a specific statutory requirement, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is necessary for approval. Shares properly voted as “ABSTAIN” on a particular matter are considered as shares present at the meeting and entitled to vote on the matter and, accordingly, will have the practical effect of having been voted against any such matter.

If you hold your UnionBanCal common stock through a nominee, generally the nominee may vote the UnionBanCal common stock that it holds for you only in accordance with your instructions. Brokers who are members of the National Association of Securities Dealers, Inc., may not vote shares held by them in nominee name unless they are permitted to do so under the rules of any national securities exchange to which they belong. Under New York Stock Exchange rules, a member broker that has sent proxy soliciting materials to a beneficial owner may vote on matters that the exchange has determined to be routine if the beneficial owner has not provided the broker with voting instructions within 10 days of the meeting. If a broker cannot vote on a particular matter because it is not routine, or it involves a stock option or other equity compensation plan and no instruction has been given by the beneficial owner to the broker, then there is a “broker non-vote” on that matter. Shares covered by a broker’s proxy which are broker non-votes on a particular matter count for quorum purposes, but are not counted as shares present and entitled to vote on any such matter.

Vote Required for Approval of Proposals

Under Delaware law, directors are elected by a plurality of all the votes cast, so the 17 nominees for director receiving the greatest number of votes will be elected.

The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to ratify the selection of the independent registered public accounting firm.

The Inspector of Election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the meeting.

Solicitation of Proxies

UnionBanCal will pay all costs of soliciting proxies. Our officers and employees may also solicit proxies either personally or by telephone, letter, or other form of communication.

THE BOARD OF DIRECTORS AND COMMITTEES

Corporate Governance

Our Board of Directors shares with our management a commitment to good corporate governance. The Board has developed a set of corporate governance guidelines to promote the effective functioning of Board activities and to promote a common set of expectations as to how the Board, its committees, individual directors and management should perform their functions. These guidelines are designed with our current business operations, ownership, capital structure and economic conditions in mind and will continue to evolve with changing circumstances.

We have adopted a code of ethics and conduct, entitled the Business Standards for Ethical Conduct, which is applicable to all officers and employees. We have also adopted a Code of Ethics for senior financial officers and a Code of Ethics applicable to our directors. These codes are subject to an annual certification process to review compliance.

The Corporate Governance Guidelines, Codes of Ethics, Business Standards for Ethical Conduct and charters of our Board committees, including the Audit, Corporate Governance and Executive Compensation & Benefits Committees, are posted on our website, or are available, without charge, upon the written request of any stockholder directed to the Secretary of UnionBanCal Corporation, 400 California Street, San Francisco, California 94104-1302. We intend to disclose promptly any amendment to, or waiver from any provision of, the Code of Ethics applicable to senior financial officers, and any waiver from any provision of the Code of Ethics applicable to directors or the Business Standards for Ethical Conduct applicable to executive officers, on our website.

Communicating with our Board of Directors

Our Board of Directors encourages interested parties to make their concerns known to the independent directors. The Board has designated Richard D. Farman, the Lead Director, to receive communications from interested parties, including employees, stockholders and investors, addressed to him or to the independent directors as a group. Such communications should be in writing in care of the Office of the Corporate Secretary, 400 California Street, 16th Floor, San Francisco, California 94104-1302. All such written communications must contain the name and address of the interested party and indicate if the writer is a stockholder of UnionBanCal. All such communications will be delivered directly to the Lead Director, who will determine what action is appropriate. The procedures relating to communications with the Lead Director or the independent directors, as a group, are posted on UnionBanCal’s website, www.unionbank.com.

Meetings of the Board

Our Board of Directors has designated Richard D. Farman, the Lead Director, to preside over executive sessions of the non-management directors. If Mr. Farman is absent, the non-management directors designate one of the non-management directors present to preside at the executive session.

The Board of Directors met nine times in 2006, including two executive sessions held by telephone conference. In addition, the non-management directors held six executive sessions during the regular meetings of the board of directors at which Mr. Farman as Lead Director presided. In four cases, the non-management directors met without management, and one executive session included only the independent directors. During 2006, all incumbent directors attended at least 75% of the aggregate number of board meetings and meetings of committees of which they were members, except Messrs. Kanari and Miki.

UnionBanCal has a policy to encourage strongly Board members to attend our annual meetings of stockholders. Fourteen out of fifteen directors attended the 2006 annual meeting of stockholders.

Committees of the Board

The Board has established committees, including committees with audit, compensation and corporate governance oversight functions, that also met in 2006. Each committee acts under a written charter and reports regularly to the Board of Directors. These charters are posted on our website, www.unionbank.com.

Audit Committee

The Audit Committee oversees relevant accounting, risk assessment, compliance, risk management and regulatory matters. In furtherance of these oversight functions, the Committee, among other things,

•       meets with UnionBanCal’s general auditor and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, legal, control and disclosure functions,

•       reviews and monitors our loan policies, loan activity and credit quality, including trends in credit quality, the adequacy of our allowance for credit losses and credit concentration levels,

•       reviews our information security program on an annual basis,

•       reviews reports of examination conducted by regulatory agencies and follows up with appropriate management so that recommendations and corrective action may be implemented, and

•       adopts and administers our Related Person Transactions Policy. See “Transactions with Related Persons.”

After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee also makes an annual selection of an independent registered public accounting firm subject to ratification by the stockholders.

The Audit Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties. The Audit Committee’s Report is set forth below in this proxy statement. At December 31, 2006, directors serving on the Audit Committee, all of whom were independent, were L. Dale Crandall (Chair), David R. Andrews, Murray H. Dashe, Michael J. Gillfillan and Mary S. Metz. Mr. Crandall has been designated an “audit committee financial expert.”

Under the Audit Committee charter, no member of the Audit Committee may serve on the audit committees of more than three public companies without prior approval by the Board. The Board has approved Mr. Crandall’s serving on the audit committees of more than three public companies. The Board determined that such simultaneous service does not impair Mr. Crandall’s ability to serve effectively on our Audit Committee.

The Audit Committee met thirteen times in 2006, including meetings with management, the general auditor, the general counsel, outside legal counsel and the independent registered public accounting firm to discuss UnionBanCal’s quarterly and year-end financial results prior to release of earnings, and meetings to review with management UnionBanCal’s quarterly filings with the Securities and Exchange Commission.

The Audit Committee held regular discussions with management and the independent registered public accounting firm on significant issues regarding accounting principles, practices, judgments and any significant changes to UnionBanCal’s accounting principles, as well as any items required to be communicated by the independent registered public accounting firm in accordance with Statement on Auditing Standards No. 61. The Audit Committee regularly met, separately, in executive session with management, the internal auditors, the independent registered public accounting firm, the chief compliance officer and the general counsel.

In connection with the Audit Committee’s approval of the retention of Deloitte & Touche LLP, as UnionBanCal’s independent registered public accounting firm for 2007, subject to ratification by the stockholders, the Audit Committee discussed with the independent registered public accounting firm any relationships or services which may impact Deloitte & Touche LLP’s objectivity and independence and the plan for partner rotation. The Audit Committee also reviews, at least annually, reports from the independent registered public accounting firm regarding their internal quality-control procedures. The Audit Committee has adopted a policy by which it must pre-approve all audit and non-audit services provided by Deloitte & Touche LLP to UnionBanCal or its subsidiaries and did so in 2006.

The Audit Committee oversees UnionBanCal’s compliance with state and federal laws and regulations, including the Sarbanes-Oxley Act, the rules and regulations of the Securities and Exchange Commission, the Federal Reserve Board and the Office of the Comptroller of the Currency as they apply to UnionBanCal, Union Bank of California, N.A., and their subsidiaries. The Committee receives regular reports from the chief compliance officer on the state of compliance, including compliance with the Bank Secrecy Act and anti-money laundering statutes, regulations and policies. The Committee also reviews with management on a regular basis the internal processes used to prepare the Chief Executive Officer and Chief Financial Officer certifications of UnionBanCal’s periodic reports to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act.

The Committee also serves as the Bank Secrecy Act Compliance Committee. This Committee meets monthly with representatives of management, compliance and our outside consultants to oversee our compliance program relating to the Bank Secrecy Act and anti-money laundering controls and processes.

The Committee has established procedures for:  (1) the receipt, retention and treatment of complaints received by UnionBanCal regarding accounting, internal accounting controls or auditing matters; and (2) confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. Procedures for communicating with our Audit Committee are posted on UnionBanCal’s website, www.unionbank.com.

Corporate Governance Committee

The Corporate Governance Committee is the standing nominating committee responsible for identifying qualified candidates to serve on the Board of UnionBanCal and recommending director nominees to be submitted to the stockholders for election at the annual meeting. The functions of the Committee also include:

•       overseeing the annual evaluation of the Board of Directors and its committees;

•       reviewing UnionBanCal’s corporate governance guidelines;

•       developing and recommending to the Board for its approval a self-evaluation process for the Board, its committees and the directors;

•       reviewing the committee structure and making recommendations to the Board regarding committee membership;

•       reviewing and monitoring compliance with the requirements for Board independence; and

•       acting as a forum to hear special concerns relating to substantive and material issues that might arise which require the attention of non-employee directors.

The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties. At December 31, 2006, directors serving on the Corporate Governance Committee, all of whom were independent, were David R. Andrews (Chair), Aida M. Alvarez, Murray H. Dashe, Richard D. Farman and Ronald L. Havner, Jr. The Corporate Governance Committee met five times in 2006.

Director Nominations

As part of its nominating responsibilities, the Corporate Governance Committee will consider candidates nominated by stockholders for next year’s meeting if the nomination is made in writing no later than December 18, 2007. Stockholder nominations must be made in accordance with Section 2.1 of UnionBanCal’s Bylaws and must be addressed to UnionBanCal Corporation, Office of the Corporate Secretary, 400 California Street, San Francisco, California 94104-1302. The Bylaws of UnionBanCal are posted on UnionBanCal’s website, www.unionbank.com.

The Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•       the ability to work together with other directors, with full and open discussion and debate as an effective, collegial group;

•       current knowledge of, and contacts in, the communities in which UnionBanCal does business and in the industries relevant to its business; and

•       the ability to commit adequate time to UnionBanCal’s business.

The Committee also considers the following qualities and skills when making their determination whether a nominee is qualified for the position of director:

•       experience as a current or former chief executive of a public company;

•       diversity of viewpoints and demographic diversity; and

•       the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of UnionBanCal.

In identifying and evaluating nominees for director, including nominees recommended by stockholders, the Committee reviews annually the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Nominees for director are evaluated by the Committee, in consultation with the Chief Executive Officer. The Committee has used a third-party search firm for the purpose of identifying and evaluating director nominees, and may use such a firm in the future. The function of this search firm is to assist the Committee in the identification and evaluation of and communication with potential nominees.

The nominees presented for election in this proxy statement have been reviewed by the Committee to determine that they meet the qualifications described above. The Committee believes that the nominees are highly qualified.

Executive Compensation & Benefits Committee

The Executive Compensation & Benefits Committee reviews and approves executive officer compensation programs and award levels and oversees Union Bank of California’s employee benefit plans. The Committee approves the compensation of the Chief Executive Officer and other policy-making executive officers of UnionBanCal. In addition, it approves stock awards, stock option and restricted stock grants under the Year 2000 UnionBanCal Corporation Management Stock Plan, and awards under the 1997 UnionBanCal Corporation Performance Share Plan, the Union Bank of California Senior Management Bonus Plan and the Union Bank of California Senior Executive Bonus Plan. The Committee also reviews and recommends directors’ compensation to the full Board of Directors.

The Committee reviews reports of all elements of compensation for such levels of senior management as the Committee and the Chief Executive Officer may designate. The Committee also reviews the performance, goals and objectives, and succession planning for policy-making officers and such other members of senior management as the Committee and the Chief Executive Officer may designate. The Chair of the Committee may establish and delegate specific duties to one or more subcommittees and appoint members of the Committee to such subcommittees. The Committee frequently asks for input from management, including the Executive Vice President of Human Resources, the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer; and from professional employees, including Human Resources compensation staff, accountants, internal auditors, and securities, tax and compensation counsel.

The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties. The Committee has directly retained Semler Brossy Consulting Group, LLC, an executive compensation consulting firm. During 2006, Semler Brossy advised the Committee on executive compensation matters and attended eight out of nine Committee meetings. The consultant reports directly to the Committee, through the Committee chair, and provides the Committee with independent advice on executive compensation matters. The consultant prepares information for the Committee on competitive compensation levels and practices, peer company selection criteria, peer and UnionBanCal performance, incentive plan performance measures, formulas and payouts. In some cases, with prior approval of the Committee chair, the consultant may assist UnionBanCal in developing incentive plans for specialized executives and non-executives as an extension of his work assisting the Committee directly in developing senior executive compensation programs.

Additional information concerning the Committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth below under the captions “Director Compensation” and “Executive Compensation—Compensation Discussion and Analysis.”

The Executive Compensation & Benefits Committee Report is set forth below under the caption “Executive Compensation—Executive Compensation & Benefits Committee Report.”  At December 31, 2006, directors serving on the Executive Compensation & Benefits Committee, all of whom were independent, were Richard D. Farman (Chair), L. Dale Crandall, Michael J. Gillfillan, Mohan S. Gyani and J. Fernando Niebla. The Executive Compensation & Benefits Committee met nine times in 2006.

Finance & Capital Committee

The Finance & Capital Committee role is to act on behalf of the Board of Directors in overseeing UnionBanCal’s financial matters (except those that are specific to the Audit or Executive Compensation & Benefits Committees). The Committee reviews and assesses UnionBanCal’s financial planning, financial performance, tax and capital management, policies regarding investments, dividends, investor relations, asset liability management and liquidity. At December 31, 2006, directors serving on the Finance & Capital Committee were Ronald L. Havner, Jr. (Chair), L. Dale Crandall, Stanley F. Farrar, Philip B. Flynn, Michael J. Gillfillan, Mohan S. Gyani, Takashi Morimura and Masashi Oka. The Finance & Capital Committee met six times in 2006.

Public Policy Committee

The Public Policy Committee is responsible for identifying relevant political, social and environmental trends relating to UnionBanCal’s business. The Public Policy Committee is a joint committee of UnionBanCal and Union Bank of California. The Public Policy Committee monitors Union Bank of California’s programs which carry out the purposes of the Community Reinvestment Act, equal employment opportunity laws and other related federal, state and local programs. The Public Policy Committee also reviews compliance with Union Bank of California’s Business Standards for Ethical Conduct. At December 31, 2006, directors serving on the Public Policy Committee were Mary S. Metz (Chair), Aida M. Alvarez, J. Fernando Niebla and Carl W. Robertson, who is a director of Union Bank of California, a subsidiary of UnionBanCal, only. The Public Policy Committee met four times in 2006.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five directors and operates under a written charter adopted by the Board of Directors. Each Committee member is independent, as determined by the Board in accordance with the applicable listing standards of the New York Stock Exchange and rules of the Securities and Exchange Commission.

Management is responsible for UnionBanCal’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of UnionBanCal’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report on these financial statements. The Audit Committee’s responsibility is to oversee these activities.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that UnionBanCal’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as modified or supplemented, including the auditor’s judgments about the quality, as well as the acceptability, of UnionBanCal’s accounting principles as applied in the financial reporting.

UnionBanCal’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence as well as its internal quality-control procedures.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in UnionBanCal’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has also approved, subject to stockholder ratification, the selection of UnionBanCal’s independent registered public accounting firm for 2007.

AUDIT COMMITTEE
L. Dale Crandall, Chair
David R. Andrews
Murray H. Dashe
Michael J. Gillfillan
Mary S. Metz

SECURITY OWNERSHIP BY MANAGEMENT

The following table indicates the beneficial ownership of UnionBanCal and Mitsubishi UFJ Financial Group common stock, as of March 30, 2007 by (1) all persons who are directors, nominees or executive officers named in the Summary Compensation Table; and (2) all directors and executive officers of UnionBanCal as a group, based upon information supplied by each of the directors and executive officers. Each of the directors and executive officers named below and all directors and executive officers of UnionBanCal as a group beneficially own less than 1% of either UnionBanCal’s or Mitsubishi UFJ Financial Group’s outstanding shares of common stock.

Name of Beneficial Owner(1)	Number of UnionBanCal Corporation’s Shares Beneficially Owned	UnionBanCal Corporation Shares that may be Acquired within 60 Days of March 30, 2007 by Exercise of Options or Conversion of Stock Units	Total	Number of Mitsubishi UFJ Financial Group, Inc. Shares Beneficially Owned(2)
Aida M. Alvarez	814	—	814	—
David R. Andrews	1,139	15,000	16,139	—
Linda F. Betzer(3)	11,839	66,999	78,838	—
Nicholas B. Binkley(4)	20	—	20	—
JoAnn M. Bourne(5)	14,046	75,256	89,302	—
L. Dale Crandall(6)	500	12,532	13,032	—
Murray H. Dashe(7)	35	—	35	—
Richard D. Farman	2,279	18,000	20,279	—
Stanley F. Farrar(8)	1,779	19,006	20,785	—
Philip B. Flynn(9)	46,994	190,566	237,560	—
Michael J. Gillfillan(10)	1,294	6,000	7,294	—
Mohan S. Gyani(11)	71	694	765	—
Ronald L. Havner, Jr.(12)	2,779	—	2,779	—
Norimichi Kanari(13)	1,000	—	1,000	39
Ronald H. Kendrick(14)	5,509	41,000	46,509	—
David I. Matson(15)	19,560	84,333	103,893	—
Mary S. Metz(16)	2,342	18,259	20,601	—
Shigemitsu Miki	—	—	—	58
Takashi Morimura(13)	1,000	—	1,000	8
J. Fernando Niebla	944	18,000	18,944	—
Masashi Oka	—	—	—	15
Kyota Omori	—	—	—	11
Tetsuo Shimura(13)	3,500	—	3,500	28
Masaaki Tanaka	—	—	—	2
All directors and executive officers as a group (28 persons, including those named above)(17)	147,879	810,642	958,521	148

(1)          Subject to applicable community property laws and shared voting or investment power with a spouse, the persons listed have sole voting and investment power with respect to all shares unless otherwise noted.

(2)          The Bank of Tokyo-Mitsubishi UFJ is a wholly owned subsidiary of Mitsubishi UFJ Financial Group. This column includes shares beneficially owned, directly and indirectly, together with associates.

(3)          Includes 10,339 shares of common stock and options to purchase 66,999 shares of common stock held by a trust of which Ms. Betzer is a trustee.

(4)          20 shares of common stock are held by a trust of which Mr. Binkley is a trustee.

(5)          Includes 2,796 shares of common stock and options to purchase 75,256 shares of common stock held by a trust of which Ms. Bourne is a trustee, and 11,250 shares of unvested restricted stock which are beneficially owned by Ms. Bourne.

(6)          Includes 500 shares of common stock held by a trust of which Mr. Crandall is a trustee and 532 stock units which are convertible into common stock within 60 days only if Mr. Crandall were to cease to be a member of the Board of Directors.

(7)          35 shares of common stock are held by a trust of which Mr. Dashe is a trustee.

(8)          Includes options to purchase 18,000 shares of common stock held by a trust of which Mr. Farrar is a trustee and 855 restricted stock units, 19 dividend equivalents and 132 restricted stock units representing the deferral premium described in “Director Compensation—Restricted Stock Unit Awards,” which will be convertible into common stock when Mr. Farrar ceases to be a member of the Board of Directors.

(9)          Includes 31,000 shares of common stock and options to purchase 190,566 shares of common stock held by a trust of which Mr. Flynn is a trustee, and 1,500 shares of unvested restricted stock which are beneficially owned by Mr. Flynn.

(10) Includes 500 shares of common stock held by a trust of which Mr. Gillfillan is a trustee.

(11) Includes 71 shares of common stock held by a trust of which Mr. Gyani is a trustee and 694 stock units which are convertible into common stock within 60 days only if Mr. Gyani were to cease to be a member of the Board of Directors.

(12) Includes 2,000 shares of common stock held by a trust of which Mr. Havner is a trustee.

(13) The shares of UnionBanCal common stock beneficially owned by The Bank of Tokyo-Mitsubishi UFJ and its affiliates in the Principal Stockholders table do not include the shares of UnionBanCal common stock owned by Messrs. Kanari, Morimura or Shimura. Similarly, the shares listed in this table as beneficially owned by Messrs. Kanari, Morimura or Shimura do not include the shares of UnionBanCal common stock beneficially owned by The Bank of Tokyo-Mitsubishi UFJ and its affiliates.

(14) 5,509 shares of common stock are held by a trust of which Mr. Kendrick is a trustee.

(15) Includes options to purchase 84,333 shares of common stock held by a trust of which Mr. Matson is a trustee.

(16) Includes 249 shares of common stock and options to purchase 18,000 shares of common stock held by a trust of which Dr. Metz is a trustee, and 259 stock units which are convertible into common stock within 60 days only if Dr. Metz were to cease to be a member of the Board of Directors.

(17) Includes 25,188 shares of unvested restricted stock.

ELECTION OF DIRECTORS

Seventeen directors of UnionBanCal are to be elected at the annual meeting to serve for the coming year and until their successors are elected and qualified. All are directors standing for re-election with the exception of Messrs. Binkley, Dashe and Gyani, who were elected by the Board of Directors since the 2006 annual meeting of stockholders, and Messrs. Tanaka and Omori, who are not currently members of the

Board of Directors. The Board of Directors has nominated the persons listed below for election as directors and recommends that stockholders vote FOR such nominees. Messrs. Tanaka and Omori were recommended by The Bank of Tokyo-Mitsubishi UFJ, UnionBanCal’s majority stockholder. Messrs. Binkley, Dashe and Gyani were referred by a third-party search firm and recommended by the Corporate Governance Committee. A resolution of the Board currently sets the exact number of directors at 17. All nominees, except for Messrs. Miki, Omori and Tanaka, are also directors of Union Bank of California, our wholly owned subsidiary. If elected as directors of UnionBanCal, Messrs. Omori and Tanaka are expected to be elected as directors of Union Bank of California, and all other nominees, except for Mr. Miki, are expected to be re-elected as directors of Union Bank of California.

The Board of Directors has adopted a policy which provides that any director who is employed full-time by UnionBanCal or Union Bank of California shall retire from the Board at age 65 and any director who is not employed full-time by UnionBanCal or Union Bank of California, in general, shall not stand for re-election at the annual meeting of stockholders following the director’s 72nd birthday. The Board has provided an exception to this policy for Mr. Miki, who is 72.

If one or more nominees become unable or unwilling to accept nomination or election, the proxy holders intend to vote for the election of such other person(s), if any, as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Director Independence

The Board of Directors has affirmatively determined that each of the following nominees are independent under the rules of the New York Stock Exchange:  Aida M. Alvarez, David R. Andrews, Nicholas B. Binkley, L. Dale Crandall, Murray H. Dashe, Richard D. Farman, Michael J. Gillfillan, Ronald L. Havner, Jr., Mohan S. Gyani, Mary S. Metz, and J. Fernando Niebla; collectively, these director nominees comprise a majority of the Board of Directors. In addition, the Board of Directors determined that Stanley F. Farrar, who is currently a director but not a nominee at this year’s meeting, and Dean Yoost, who served as a director from October 2005 to April 2006, were independent during their service.

In determining the independence of the directors and nominees under our categorical standards described below, the Corporate Governance Committee considered several types of relationships. We made charitable contributions to nonprofit entities on whose board of trustees our directors sit, including a performing arts organization whose board Dr. Metz chairs and a cancer and life-threatening disease research and treatment center on whose board Mr. Crandall sits. In each case, the amount of our contribution did not exceed our categorical standards for independence (which are discussed in the following section) but were in excess of $50,000, which our standards require us to report to the Corporate Governance Committee. We have engaged professional services firms (such as a law firm) where a director or an immediate family member is a partner: an immediate family member of Mr. Farman is a partner in a firm that provided professional services to us and companies affiliated with us and Mr. Farrar is a partner in a firm that provided professional services to us and companies affiliated with us. We provide non-credit services in the ordinary course of business to members of our Board or entities affiliated with Board members: Dr. Metz and members of her immediate family have ordinary course banking relationships with us and we served as administrator/trustee for the 401(k) plan of Public Storage, Inc., the company of which Mr. Havner is chief executive officer.

Categorical Standards of Independence

In addition to reviewing each UnionBanCal director’s satisfaction of the specific independence tests set forth in the New York Stock Exchange rules, the Board has established categorical standards to assist it in making independence determinations. UnionBanCal’s categorical standards for director independence are set forth below and in the Corporate Governance Guidelines posted on our website,

www.unionbank.com. For purposes of these standards, the “Company” includes UnionBanCal, its majority stockholder and its direct and indirect consolidated subsidiaries. “Immediate family member” has the meaning set forth in the New York Stock Exchange’s independence rules, as they may be amended from time to time.

Banking Relationships.   A director will not fail to be independent from management solely as a result of lending relationships, deposit relationships or other banking relationships (including, without limitation, trust department, investment and insurance relationships) between the Company, on the one hand, and the director (or an immediate family member) or an entity which the director (or an immediate family member) controls (within the meaning of Regulation O of the Board of Governors of the Federal Reserve System), on the other hand, provided that

•       such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties, and

•       with respect to extensions of credit by the Company to the director, his or her immediate family member or such entity,

•        such extensions of credit are made in compliance with applicable laws and regulations, including Regulation O and Section 13(k) of the Securities Exchange Act of 1934,

•        no event of default has occurred with respect to any of such extensions of credit,

•        none of such extensions of credit is categorized as “classified” by the Company or any regulatory authority that supervises the Company, and

•        if any of such extensions of credit was terminated in the Company’s ordinary course of business, that action would not reasonably be expected to have a material adverse effect on the director, his or her immediate family member or such entity, as applicable.

Business Relationships.   All payments by the Company to an entity by which a director is employed (or by which an immediate family member is employed as a current executive officer) for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a director’s independence:

•       if a director is employed by (or an immediate family member is employed as a current executive officer of) an entity that does business with the Company and the annual sales to, or purchases from, the Company during each of such entity’s three preceding fiscal years are less than the greater of $200,000 or two percent of such entity’s gross annual revenues,

•       if a director is a partner of, or counsel to or employed by (or an immediate family member is a partner of or of counsel to) a law firm, the director (or the immediate family member) does not personally perform any legal services for the Company, and the fees paid to the firm by the Company during each of such firm’s three preceding fiscal years do not exceed the greater of $200,000 or two percent of such firm’s gross annual revenues,

•       if a director is a partner, officer or employee (or an immediate family member is a partner or executive officer) of an investment banking or consulting firm, the director (or the immediate family member) does not personally perform any investment banking or consulting services for the Company, and the fees paid to the firm by the Company during each of such firm’s three preceding fiscal years do not exceed the greater of $200,000 or two percent of such firm’s gross annual revenues, and

•       if a director is employed by (or an immediate family member is employed as a current executive officer of) an entity that has a lending relationship, deposit relationship or other banking relationship with the Company and such entity’s payment of interest and loan fees to, or its receipt of interest and loan fees from, the Company during each of such entity’s three preceding fiscal years are less than the greater of $1 million or two percent of such entity’s gross annual revenues.

Relationships with Not-for-Profit Entities.   A director’s independence will not be considered impaired solely because the director or an immediate family member is

•       an executive officer of a foundation, university or other not-for-profit organization that has received from the Company during any of the organization’s prior three fiscal years, contributions in an amount not exceeding the greater of $100,000 or two percent of the not-for-profit organization’s aggregate annual charitable receipts during the organization’s fiscal year or

•       a director or trustee of a not-for-profit organization that has received from the Company during any of the organization’s prior three fiscal years, contributions in an amount not exceeding the greater of $250,000 or two percent of the not-for-profit organization’s aggregate annual charitable receipts during the organization’s fiscal year.

All contributions in excess of $50,000 must be reported to the Corporate Governance Committee and may be considered by the Board in making independence determinations.

Nominees

Aida M. Alvarez

Ms. Alvarez, 57, served as Administrator of the U.S. Small Business Administration from February 1997 to January 2001. Ms. Alvarez is a director of Wal-Mart Stores, Inc. Ms. Alvarez has been a Director of UnionBanCal since October 2004.

David R. Andrews

Mr. Andrews, 65, is retired from PepsiCo, Inc., where he served as Senior Vice President, Governmental Affairs, General Counsel and Secretary from February 2002 to February 2005. Mr. Andrews was a partner of the law firm of McCutchen, Doyle, Brown & Enersen from 1981 to 1997 and from April 2000 to February 2002. He served as legal adviser to the U.S. Department of State from August 1997 to April 2000. Mr. Andrews is a director of Pacific Gas and Electric Company and PG&E Corporation. Mr. Andrews has been a Director of UnionBanCal since April 2000.

Nicholas B. Binkley

Mr. Binkley, 61, has been a general partner of Forrest Binkley & Brown, a venture capital and private equity firm, since the firm was formed in 1993. Forrest Binkley & Brown serves as general partner for two funds, SBIC Partners, L.P, a venture capital fund formed in 1994, and Forrest Binkley & Brown Capital Partners, LLC, a private equity fund formed in 2001. Mr. Binkley was a member of the Office of the President of Forrest Binkley & Brown Venture Co., a Texas corporation which was the general partner of Forrest Binkley & Brown, L.P., a Texas limited partnership, which in turn was the general partner of SBIC Partners II, L.P., a technology venture capital fund formed in 1998. In March 2005, SBIC Partners II, L.P. entered into a consent judgment whereby the U.S. Small Business Administration, or SBA, was appointed as receiver for SBIC Partners II, L.P. Following the appointment of the SBA as receiver, Forrest Binkley & Brown was appointed as agent to the receiver for the purpose of marshalling and liquidating all of its assets with the goal of maximizing recovery of SBA loans made to SBIC Partners II, L.P. Mr. Binkley’s prior experience is in the banking industry where he held various positions at Security Pacific Corporation from 1977 to 1992, including as an executive officer and member of the board of directors, and, following the acquisition of Security Pacific, serving as an executive officer and member of the board of directors of BankAmerica Corporation from 1992-1993. Mr. Binkley has been a Director of UnionBanCal since February 2007.

Nominees

L. Dale Crandall

Mr. Crandall, 65, serves as President of Piedmont Corporate Advisors, Inc., a small private financial consulting firm that he founded. Mr. Crandall is retired from Kaiser Foundation Health Plan, Inc., and Kaiser Foundation Hospitals, where he served as President and Chief Operating Officer from March 2000 to June 2002, and as Senior Vice President and Chief Financial Officer from June 1998 to March 2000. From March 1995 to June 1998, he served as Treasurer of APL Limited. Prior to APL, Mr. Crandall was an audit partner of PricewaterhouseCoopers LLP. Mr. Crandall is a director of Coventry Health Care, BEA Systems, Ansell Ltd., and Covad Communications Group, Inc. and serves as trustee for four funds in the Dodge & Cox Funds family of mutual funds. Mr. Crandall has been a Director of UnionBanCal since February 2001.

Murray H. Dashe

Mr. Dashe, 64, is retired from Cost Plus, Inc., where he served as Chairman, Chief Executive Officer and President from February 1998 to March 2005. Mr. Dashe is a Director of Longs Drug Stores Corporation. Mr. Dashe has been a Director of UnionBanCal since July 2006.

Richard D. Farman

Mr. Farman, 71, has been Chairman Emeritus of Sempra Energy since September 2000. Mr. Farman served as Chairman and Chief Executive Officer of Sempra Energy from July 1998 to June 2000. Mr. Farman has been a Director of UnionBanCal since November 1988.

Philip B. Flynn

Mr. Flynn, 49, has served as Vice Chairman and Chief Operating Officer of UnionBanCal and Union Bank of California since March 2005. He served as Vice Chairman and head of the Commercial Financial Services Group from April 2004 to March 2005, as Executive Vice President and Chief Credit Officer from September 2000 to April 2004, and as Executive Vice President and head of Specialized Lending from May 2000 to September 2000. Mr. Flynn has been a Director of UnionBanCal since April 2004.

Michael J. Gillfillan

Mr. Gillfillan, 59, has been a partner of Meriturn Partners, LLC since December 2002. He was a partner of Neveric, LLC from March 2000 to January 2002. Mr. Gillfillan has been a Director of UnionBanCal since January 2003.

Mohan S. Gyani

Mr. Gyani, 55, has been Vice Chairman of Roamware, Inc., a provider of voice and data roaming solutions, since December 2005, where he served as Chief Executive Officer & Chairman from May 2005 to December 2005. Prior to this, Mr. Gyani served as President and Chief Executive Officer of AT&T Wireless Mobility Services from March 2000 to January 2003 and Senior Advisor of AT&T Wireless Group from January 2003 to December 2004. Mr. Gyani is a Director of Safeway, Inc., Keynote Systems Incorporated and SiRF Technology Holdings, Inc. Mr. Gyani has been a Director of UnionBanCal since July 2006.

Ronald L. Havner, Jr.

Mr. Havner, 49, has served as the Vice Chairman, Chief Executive Officer and a director of Public Storage, Inc., since November 2002, and as President since July 2005. Mr. Havner has been Chairman of PS Business Parks, Inc. (PSB) since March 1998, Chief Executive Officer of PSB from March 1998 until August 2003 and President of PSB from March 1998 to September 2002. He is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT). Mr. Havner has been a Director of UnionBanCal since October 2004.

Nominees

Norimichi Kanari

Mr. Kanari, 60, has served as Deputy President & Chief Executive Officer of the Global Business Unit of The Bank of Tokyo-Mitsubishi UFJ since May 2005. He served as President and Chief Executive Officer of UnionBanCal and Union Bank of California from July 2001 to May 2005. He served as Vice Chairman of UnionBanCal and Union Bank of California from July 2000 to July 2001. He has served as a Director of The Bank of Tokyo-Mitsubishi UFJ since June 1997 and was elected a Deputy President of The Bank of Tokyo-Mitsubishi UFJ and a Managing Officer of Mitsubishi UFJ Financial Group in May 2005. Mr. Kanari has been a Director of UnionBanCal since July 2000 and Chairman of UnionBanCal since February 2007.

Mary S. Metz

Dr. Metz, 70, is retired from the S. H. Cowell Foundation where she served as President from January 1999 until March 2005. Dr. Metz is a director of AT&T Corporation, Longs Drug Stores Corporation, Pacific Gas and Electric Company and PG&E Corporation. Dr. Metz has been a Director of UnionBanCal since November 1988.

Shigemitsu Miki

Mr. Miki, 72, has served as Chairman of the Board of The Bank of Tokyo-Mitsubishi UFJ since June 2004. From June 2000 to June 2004, he was President of The Bank of Tokyo-Mitsubishi UFJ. Mr. Miki has been a Director of UnionBanCal since October 2004.

J. Fernando Niebla

Mr. Niebla, 67, has served as President of International Technology Partners, LLC since December 1998 and is the principal owner and managing partner of Siertina Development LLC. He serves on the boards of Integrated Healthcare Holdings, Inc. and Granite Construction Incorporated. Mr. Niebla has been a Director of UnionBanCal since April 1996.

Masashi Oka

Mr. Oka, 51, has served as Vice Chairman, Administration & Support, of UnionBanCal and Union Bank of California since July 2005. Beginning in 1998, Mr. Oka held the following positions with The Bank of Tokyo-Mitsubishi UFJ: Chief Manager, Corporate Banking Division No. 2 until April 2001; General Manager, Syndications Office, Structured Finance Division until October 2002; General Manager, Global Syndications Office, Debt Finance Division until June 2004; and General Manager & Global Head, Syndicated Finance Division until May 2005. From April 2005 until June 2005, Mr. Oka was Chairman of the Japan Syndication and Loan-Trading Association. Mr. Oka has been an Executive Officer of The Bank of Tokyo-Mitsubishi UFJ since June 2005. Mr. Oka has been a Director of UnionBanCal since October 2005.

Kyota Omori

Mr. Omori, 59, has served as Managing Executive Officer and Chief Executive Officer for the Americas of The Bank of Tokyo-Mitsubishi UFJ since May 2004 and as Resident Managing Officer for the United States for Mitsubishi UFJ Financial Group since June 2005. From May 2001 to May 2004, Mr. Omori served as General Manager of the Corporate Planning Office of The Bank of Tokyo-Mitsubishi UFJ. Mr. Omori has been a Managing Executive Officer of The Bank of Tokyo-Mitsubishi UFJ since May 2003.

Nominees

Masaaki Tanaka

Mr. Tanaka, 54, was appointed, on February 28, 2007, by the Board of Directors as President and Chief Executive Officer of UnionBanCal Corporation effective May 24, 2007. Mr. Tanaka has served as Executive Officer and General Manager, Corporate Planning Division of The Bank of Tokyo-Mitsubishi UFJ since January 2006, during which time he also served as Executive Officer and Co-General Manager, Corporate Planning Division of Mitsubishi-UFJ Financial Group. From May 2004 to December 2005, Mr. Tanaka served as General Manager of Corporate Business Development for The Bank of Tokyo-Mitsubishi UFJ, during which time he also served, prior to July 2004, as General Manager of Corporate Banking Division No. 2 of Corporate Banking Group No. 1, and, beginning in July 2004, as General Manager of Corporate Banking Division No. 3 of the Corporate Banking Group. Mr. Tanaka was appointed Executive Officer of The Bank of Tokyo-Mitsubishi UFJ in June 2004. From April 2001 to May 2004, he served as General Manager, Corporate Planning Division of the Mitsubishi Tokyo Financial Group and from May 2000 to April 2001, he served as General Manager, Integrated Planning Office of The Bank of Tokyo-Mitsubishi UFJ.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to our Board of Directors in 2006 and should be read in conjunction with the narrative discussion which follows this table.

2006 Director Compensation Table

Name*	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Aida M. Alvarez	71,000		71,960	(6)	—		19,379	(8)	162,339
David R. Andrews	127,500		68,810	(6)	—	(7)	10,181	(8)	206,491
L. Dale Crandall	162,500		71,960	(6)	—	(7)	18,760	(8)	253,220
Murray H. Dashe	58,000	(1)	34,447	(6)	—		16,194	(8)	108,641
Richard D. Farman	140,000		71,960	(6)	—	(7)	—		211,960
Stanley F. Farrar	75,500	(2)	71,960	(6)	—	(7)	2,500	(9)	149,960
Michael J. Gillfillan	123,500		71,960	(6)	—	(7)	2,500	(9)	197,960
Mohan S. Gyani	41,500	(3)	34,447	(6)	—		19,379	(8)	95,326
Ronald L. Havner, Jr.	81,500	(4)	71,960	(6)	—		—		153,460
Norimichi Kanari	—		—		—		—		—
Mary S. Metz	130,000		71,960	(6)	—	(7)	21,879	(8)(9)	223,839
Shigemitsu Miki	—		—		—		—		—
J. Fernando Niebla	87,000		71,960	(6)	—	(7)	18,233	(8)	177,193
Tetsuo Shimura(10)	—		—		—		555,921	(11)	555,921
Dean A. Yoost	31,667	(5)	15,468	(5)	—		—		47,135

*                    See “Executive Compensation—Summary Compensation Table” for compensation with respect to Mr. Takashi Morimura and Mr. Philip B. Flynn. Mr. Masashi Oka is not included in this table or the Summary Compensation Table because he is an executive officer of UnionBanCal who was not a named executive officer in 2006 and who received no additional compensation for services provided as a director.

(1)          In 2006, Mr. Dashe deferred 50% of his retainer and meeting fees from the date of his deferral election into an unfunded interest-bearing deferred compensation account. Mr. Dashe joined the Board in July 2006.

(2)          In 2006, Mr. Farrar deferred 100% of his retainer and meeting fees into an unfunded interest-bearing deferred compensation account.

(3)          In 2006, Mr. Gyani deferred 100% of his retainer and meeting fees into stock units. Mr. Gyani joined the Board in July 2006.

(4)          In 2006, Mr. Havner assigned 100% of his retainer and meeting fees to the Havner Family Foundation.

(5)          Mr. Yoost served as a director until the April 2006 annual meeting of stockholders and did not receive a 2006 grant of restricted stock units. Mr. Yoost did not have any outstanding awards of restricted stock at December 31, 2006. The amount set forth in the Stock Awards column for Mr. Yoost reflects the 2006 compensation expense for his 2005 restricted stock awards under Statement of Financial Accounting Standards 123R, “Share-Based Payment” (FAS 123R).

(6)          On July 1, 2006, each non-employee director of UnionBanCal received an award of 855 shares of restricted stock units under the Year 2000 UnionBanCal Corporation Management Stock Plan, with a fair market value of approximately $55,000 as of July 1, 2006. These awards will vest in full on July 1,

2007, except that the award to Mr. Farrar will vest on May 24, 2007. On July 26, 2006, Mr. Dashe and Mr. Gyani, new non-employee directors of UnionBanCal, received initial and regular awards of an aggregate of 1,800 shares of restricted stock units under the Year 2000 UnionBanCal Corporation Management Stock Plan with a fair market value of approximately $110,000 as of July 26, 2006, the date of their elections to the Board. Their initial award vests in three equal one-third installments on July 26, 2007, July 26, 2008 and July 26, 2009. Their regular award vests in full on July 26, 2007. At December 31, 2006 there were no unvested awards of restricted stock. This column reflects the compensation expense accrued under FAS 123R during the 2006 fiscal year for all unvested restricted stock and restricted stock units. Compensation costs for restricted stock and restricted stock unit awards are based on the grant date fair value of the restricted stock and restricted stock unit awards under FAS 123R, amortized over the applicable service requirement. Holders of restricted stock awards receive dividends on the subject shares at the same rate as those paid on UnionBanCal common stock and holders of restricted stock units are credited with dividend equivalents in the form of additional restricted stock units. Our FAS 123R calculation assumes that the market price reflects expected future dividend streams on our common stock. If the non-employee director elected to defer his or her award of restricted stock units until retirement, this amount also includes a 15% premium. If a non-employee director who has elected to defer his or her restricted stock unit award terminates service on the Board prior to retirement, he or she forfeits the 15% premium. In 2006, all directors elected to defer their awards of restricted stock units except Mr. Andrews.

(7)          In 2006 we did not recognize any expense under FAS 123R in connection with outstanding stock options awarded in prior years. The following table provides the outstanding options held at December 31, 2006 for each director, as applicable:

Name	Number of Shares Underlying Unexercised Options
David R. Andrews	15,000
L. Dale Crandall	12,000
Richard D. Farman	18,000
Stanley F. Farrar	18,000
Michael J. Gillfillan	6,000
Mary S. Metz	18,000
J. Fernando Niebla	18,000

(8)          In September 2006, the Board of Directors, as part of its ongoing strategic planning process, held a series of meetings, working lunches and dinners in Tokyo with representatives of our majority stockholder, The Bank of Tokyo-Mitsubishi UFJ and its parent company, Mitsubishi UFJ Financial Group. In connection with the meetings, the Board believed it appropriate for each director, if he or she so desired, to have his or her spouse accompany the director on the trip. The cost of the spouse’s first class round-trip airfare to Japan and day excursions in Tokyo in which the spouse participated, and the cost of the excursion trip at the conclusion of the Tokyo meetings for the participating directors and spouses paid by UnionBanCal, as well as amounts reimbursed to the director for the payment of taxes associated with these costs, are included in All Other Compensation, and consist of the following for each affected director:

Name	Costs ($)	Reimbursement of Taxes ($)	Total ($)
Aida M. Alvarez	11,143	8,236	19,379
David R. Andrews	5,854	4,327	10,181
L. Dale Crandall	10,787	7,973	18,760
Murray H. Dashe	9,312	6,883	16,194
Mohan S. Gyani	11,143	8,236	19,379
Mary S. Metz	11,143	8,236	19,379
J. Fernando Niebla	10,484	7,749	18,233

The amounts included are calculated based on the actual amounts we paid for the participation of each director or spouse, as applicable.

(9)          Includes a matching gift of $2,500 to an educational institution on behalf of the director.

(10) Mr. Shimura is not eligible to participate in our retirement or supplemental retirement plans. See “Executive Compensation—Compensation Discussion and Analysis—Policy on Expatriate Compensation.”

(11) The following table provides additional detail regarding the compensation disclosed in the All Other Compensation column with respect to Mr. Shimura, who was a policy-making officer until February 2007 but is not a named executive officer. This information includes his salary for service as an executive officer, as well as identification of each perquisite and personal benefit he received, and quantification of each perquisite or personal benefit with a value exceeding $25,000. In addition, any item in the table below which is not a perquisite or personal benefit is identified and quantified if its value exceeds $10,000.

Salary	Perquisites		Tax Reimbursements		Total All Other Compensation
$216,281	$120,676	(A)	$218,964	(B)	$555,921

(A)      Mr. Shimura leased a residential property owned by UnionBanCal and made available to him at market rate, which, for 2006, was $77,113. The amount shown in the table includes a housing allowance of $70,574 as a part of The Bank of Tokyo-Mitsubishi UFJ’s overseas expatriate benefit program, which does not include the additional amount that Mr. Shimura paid out of pocket under the lease. Mr. Shimura no longer leases this residence. Other perquisites include a company car and driver, together with related insurance, fuel and maintenance; medical benefits; renter’s insurance; a portion of the cost of utility and maid service; tax preparation services and club dues. Some of Mr. Shimura’s perquisites and other personal benefits were paid or reimbursed to Mr. Shimura directly by The Bank of Tokyo-Mitsubishi UFJ, which we then reimbursed pursuant to a service agreement. In addition, perquisites and other personal benefits for Mr. Shimura reflect the aggregate incremental cost of life and medical insurance premiums provided by The Bank of Tokyo-Mitsubishi UFJ which we did not reimburse. Perquisites have all been converted to U.S. dollar amounts based on The Bank of Tokyo-Mitsubishi UFJ’s Telegraphic Transfer Buying Rate in effect at the time of the payment or reimbursement.

(B)       Tax reimbursements are reported on an aggregate basis net of all adjustments and tax refunds or liability in 2006 relating to 2005 compensation.

The following narrative discussion should be read in conjunction with the Director Compensation Table which precedes this discussion.

In September 2006, the Executive Compensation & Benefits Committee reviewed and discussed a report by Semler Brossy Consulting Group, LLC, an independent compensation consultant, on the competitiveness and reasonableness of UnionBanCal’s director compensation. This review included data on competitive practices and trends and a consideration of the responsibilities and commitments required of UnionBanCal’s non-employee directors.

Under the compensation program effective since January 1, 2005 and described below, directors who are not full-time officers of UnionBanCal or The Bank of Tokyo-Mitsubishi UFJ or its affiliates receive an annual combined retainer for service on our Board of Directors or the Board of Directors of Union Bank of California, meeting fees for attendance at board and committee meetings and annual restricted stock unit awards. New non-employee directors receive a separate restricted stock unit award after joining the Board of Directors.

Directors who are full-time officers of UnionBanCal or The Bank of Tokyo-Mitsubishi UFJ or its affiliates do not receive additional compensation for service on the Boards or Board committees of UnionBanCal or Union Bank of California. For additional information regarding the compensation of expatriate policy-making officers who are members of the Board of Directors, please see “Executive Compensation—Compensation Discussion and Analysis—Policy on Expatriate Compensation.”

Annual Retainers

The annual combined retainer for service on the Boards of UnionBanCal and Union Bank of California is $35,000. The Lead Director, whose governance role and responsibilities are broad and significant, received an additional annual retainer of $50,000 in 2006. In view of an increase in the Lead Director’s responsibilities, the Board approved an increase in the annual retainer for the Lead Director to $100,000 starting in 2007. Committee Chairs receive an additional annual combined retainer, as follows:

•       Audit Committee Chair: $25,000;

•       Finance & Capital Committee Chair: $15,000;

•       Corporate Governance, Executive Compensation & Benefits, Trust, Investment & Brokerage Oversight (a committee of Union Bank of California only), and Public Policy Chairs: $10,000; and

•       Special Committee Chairs, including the Banking Secrecy Act Compliance Committee: typically, $10,000.

All annual retainers are pro-rated and payable quarterly in advance.

Per Meeting Fees

Non-employee directors are also paid the following:

•       a fee of $1,500 for each board meeting attended, except that when board meetings of UnionBanCal and Union Bank of California are held on the same day, the total fee is limited to $1,500;

•       a fee of $1,500 for each board committee meeting attended, except that when the same committees of UnionBanCal and Union Bank of California have a combined meeting, the total fee is limited to $1,500; and

•       for Banking Secrecy Act Compliance Committee members only, a fee of $2,500 for each committee meeting attended, to recognize the amount of preparation and participation time required.

Restricted Stock Unit Awards

Each non-employee director receives an annual grant of restricted stock units with a value of approximately $55,000, subject to the terms and conditions of the grant, including the determination of the grant date, as the Executive Compensation & Benefits Committee determines. Each new non-employee director elected to the Board receives an initial grant of restricted stock units with a fair market value of approximately $55,000 on the date of election and, if the director is elected after the date of the regularly scheduled annual grant and before the end of the fiscal year, a regular grant of restricted stock units with a fair market value of approximately $55,000 on the date of election, subject to such terms and conditions of the grant as the Executive Compensation & Benefits Committee shall determine. Accordingly, each new non-employee director receives grants of restricted stock units with an aggregate fair market value of $110,000 in his or her first calendar year of service. Each restricted stock unit will be redeemed in one share of common stock. The Board based the grants on a dollar value, rather than a fixed number of shares, so that the value of the grant would not automatically change with UnionBanCal’s stock price. The Board also considered the importance and difficulty of attracting highly qualified new directors in determining the value of the initial grant upon election to the Board.

Annual grants of restricted stock units to non-employee directors vest on the first anniversary of the date of grant. Initial grants of restricted stock units to new non-employee directors vest in equal one-third installments on each of the first three anniversaries of the date of grant. Regular grants of restricted stock units to new non-employee directors vest in full on the first anniversary of the date of grant. Each grant of restricted stock units will vest earlier in the event of death, disability, retirement or a change of control of UnionBanCal. The Executive Compensation & Benefits Committee has previously accelerated vesting of the regular grant on a pro rata basis for the number of months the non-employee director served when the non-employee director terminated service on the Board prior to the vesting date of the regular grant.

Non-employee directors have the option to defer settlement of all or a portion of the restricted stock units beyond the vesting date. A non-employee director who elects to defer until retirement will receive an additional number of shares of common stock equal to 15% of the number of shares subject to the restricted stock units and dividend equivalents. If a non-employee director terminates service due to retirement (or death or disability after becoming retirement eligible) in 2007, but prior to the scheduled vesting date, the non-employee director will be credited with the additional restricted stock units, without regard to whether the non-employee director made a timely election to defer. If a non-employee director who has elected to defer terminates service on the Board prior to retirement, he or she forfeits the 15% premium.

As of the date on which dividends are paid with respect to common stock, each non-employee director will be credited with additional restricted stock units in an amount equal to:

•       the amount of the dividend paid on that number of shares of common stock equal to the aggregate number of restricted stock units allocated to the non-employee director as of that date,

•       divided by the fair market value of a share of common stock as of that date.

The additional restricted stock units will be subject to the same vesting schedule as the restricted stock units with respect to which they are credited. Dividend equivalents will be accrued with respect to the premium shares to which the non-employee director is entitled by reason of deferring settlement of the restricted stock units until retirement.

Deferrals of Retainers and Meeting Fees

Non-employee and non-expatriate directors may defer all or any portion of their annual retainers or meeting fees either to stock units or into an unfunded interest-bearing deferred compensation account. Non-employee directors are eligible to defer director fees and retainers for payment at a future date designated by the non-employee directors under the Union Bank of California Deferred Compensation Plan. Funds deferred under this Plan accrue interest based on the average Treasury Constant Maturities Rate, calculated quarterly based on a rolling average for the previous 12 months.

In 2003, the Executive Compensation & Benefits Committee adopted a program under the Year 2000 UnionBanCal Corporation Management Stock Plan pursuant to which non-employee directors may irrevocably elect to defer all or a portion of the cash retainer and/or fee payable to them for services on the Board and its committees in the form of stock units. Stock units are a form of deferred compensation payable in shares of common stock of UnionBanCal. At the time of deferral, a bookkeeping account is established on behalf of the director and credited with a number of fully vested stock units. The director will receive a number of shares of common stock equal to the number of stock units when the deferred compensation is payable. Dividend equivalents are credited to the stock unit accounts. Stock units have no voting rights.

Review of Director Compensation

The compensation described above is the only compensation non-employee and non-expatriate directors receive from UnionBanCal. It is subject to periodic review and adjustment by the Board of Directors based on recommendations of the Executive Compensation & Benefits Committee, which engages the independent outside consultant in this regard.

Limits on Other Compensation to Audit Committee Members

Members of the Audit Committee may not receive, directly or indirectly, any consulting advisory or other compensatory fee from UnionBanCal or any of its subsidiaries, other than:

•       director fees (which may be received in cash, stock options or other in-kind consideration ordinarily available to directors);

•       a pension or other deferred compensation for prior service that is not contingent on future service; or

•       any other regular benefits that other directors receive.

Stock Ownership Guidelines

In 1999, to link the interests of non-employee directors directly to stockholder interests, UnionBanCal instituted stock ownership guidelines for its Board of Directors. Within the five-year compliance period, each non-employee, non-expatriate director is expected to own shares of UnionBanCal common stock with a market value of five times the director’s annual retainer, which required amount was $175,000 as of December 31, 2006. Stock ownership under these guidelines includes:

•       common stock owned personally or in trust for the benefit of these directors;

•       vested shares held in any benefit plan, including any individual retirement account;

•       unvested restricted stock;

•       non-employee director stock units;

•       restricted stock units; and

•       50% of the embedded value of vested “in the money” stock options.

Directors are expected to comply with these ownership guidelines within five years of their date of election. Each of the director nominees has met, or is on track to meet, the ownership guidelines.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are a California-based commercial bank holding company whose major subsidiary, Union Bank of California, N.A., is a commercial bank. As used in this proxy statement, the term “UnionBanCal” and terms such as “we,” “us” and “our” refer to UnionBanCal, Union Bank of California, one or more of their consolidated subsidiaries, or all of them together. The Board of Directors has delegated primary authority for executive compensation to the Executive Compensation & Benefits Committee, referred to below as the “Compensation Committee” or simply the “Committee.”

Our Philosophy on Executive Compensation

It is our philosophy to compensate executive officers in a manner that promotes the recruitment, motivation and retention of exceptional employees who will help us achieve our strategic business objectives and increase stockholder value. Our executive compensation philosophy is implemented through compensation programs based upon the following principles:

•       Targeted total compensation (salary, bonus, and long-term incentives) and benefits package for executives should be positioned around median competitive levels, taking into account the relative responsibilities of the executive officers involved. Actual total compensation in any given year may be above or below the target level based on individual and corporate performance.

•       Our total compensation package should provide an appropriate mix of fixed and variable compensation to support a meaningful pay-for-performance relationship for our executive officers.

•       Performance-based compensation should be tied to performance measures believed to influence heavily stockholder value and which can be influenced by our executive officers.

•       Our long-term incentive program should be designed to encourage executive retention and link executive compensation directly to long-term stockholder interests.

•       Compensation plans should be easy to understand and communicate.

Overview of Company Policy on Executive Compensation

Our executive compensation policy and practice is established by the Compensation Committee. Specific policies and practices relating to each element of non-expatriate named executive officers’ compensation are described below. Policies for expatriate compensation, including compensation of our Chief Executive Officer, are described below under the caption “Policy on Expatriate Compensation” beginning on page 34.

The objective of our compensation policies is to provide an overall compensation opportunity that is competitive with that offered for similar positions by similar organizations among our peer group, which is discussed below. Generally, this means that base salary, annual incentive targets, and long-term incentives or stock plan grant values or target opportunities are established around the median of our peer group. Individual opportunities may be above or below this general target level at times for a variety of reasons, including performance, recruiting or retention requirements, or internal equity concerns.

Actual compensation against this generally median opportunity is determined by and designed to reward our corporate performance and individual performance. We generally structure our benefits and perquisites based on a review of typical practices of our peer group and other considerations such as our corporate culture and business strategy.

The Compensation Committee’s approach to the total pay package for the executive officers is to view the various elements of the package as a portfolio of rewards, designed to achieve different specific purposes but to balance each other in motivating appropriate behavior, rewarding different aspects of performance or meeting corporate objectives for attracting and retaining the talent needed to successfully lead our company and increase stockholder value.

Our Peer Group

We use a group of peer U.S. bank holding companies and financial holding companies to compare the primary elements of our compensation and benefit programs for policy-making officers. The Compensation Committee periodically reviews our peer group with its independent executive compensation consultant and management, and makes changes as appropriate to better reflect companies of similar size and business characteristics. Our 2006 peer group includes 14 banking companies, many of which are drawn from the KBW Bank Index, published by Keefe, Bruyette & Woods, Inc. These represent U.S. commercial banks generally with assets between about one-half and two times our assets. These peer banks are used for comparison to our financial performance, compensation levels, program design, and program cost. In addition to the peer group comparisons, the Compensation Committee reviews broad data on U.S. banking pay practices and considers general corporate practices and trends where appropriate in making compensation decisions. The 2006 peer companies were:

AmSouth Bancorporation	Huntington Bancshares
BB&T Corporation	Keycorp
TD BankNorth Inc.	M & T Bank Corporation
Compass Bancshares Inc.	Regions Financial Corporation
Comerica Inc.	North Fork Bancorporation
Commerce Bancorp Inc.	PNC Financial Services Group
Fifth Third Bancorp	Zions Bancorporation

Three peer companies, AmSouth Bancorporation, Regions Financial Corporation, and North Fork Bancorporation Inc., announced mergers in 2006, Compass Bancshares Inc. announced its merger in 2007 and TD BankNorth Inc. announced in 2007 plans to become a privately-held company. However, because their 2006 proxy statements filed with the SEC presented compensation and performance information for fiscal year 2005, all of these companies were included in our 2006 peer group.

The Role of the Compensation Committee and Management in Determining Executive Compensation

The Committee determines the compensation for our policy-making officers, reviews and approves compensation programs and award levels, and oversees our employee benefit plans. It also reviews compensation arrangements for the non-management, non-expatriate directors, and makes recommendations to the full Board of Directors regarding changes as appropriate.

For compensation purposes, our executive officers are divided into four groups:

•       The executive officers of UnionBanCal named in the Summary Compensation Table, who form a subgroup of our policy-making officers.

•       Policy-making officers, who are our senior executives, consisting of eleven Executive Vice Presidents and above who serve on our Executive Management Committee, plus the manager of our Independent Risk Monitoring Group.

•       Expatriate policy-making officers serving on rotational assignments from The Bank of Tokyo-Mitsubishi UFJ, our majority stockholder.

•       Other executive vice presidents and certain senior vice presidents who are not policy-making officers, but have responsibility for matters that impact the overall performance of UnionBanCal.

The Compensation Committee approves all key elements of our executive compensation and benefit programs for the named executive officers and the other policy-making officers, and oversees the design and implementation of all executive officer incentive plans, subject to stockholder approval where required or appropriate. In addition, the Compensation Committee approves corporate performance targets for executive officer incentive plans and assesses our performance results in determining awards under the plans, compared to both internal goals and peer performance. Finally, the Compensation Committee approves all salary increases, annual or long-term incentive plan targets and payouts, all equity grants, employment, severance, or change of control agreements and all benefit programs as they apply to the non-expatriate policy-making officers.

Management provides the Compensation Committee with reports on the compensation and benefits programs for officers below the policy-making level, which may include salary adjustments, bonus awards, recommendations for long-term incentive awards, benefits or perquisites. Management also may recommend to the Committee specific compensation actions for individuals or groups of officers or changes in policies or programs.

Compensation Policy Regarding Policy-Making Officers (Including Named Executive Officers)

Each element of compensation for policy-making officers is described below. Generally, the mix of pay elements, including salary and annual incentive opportunity, long-term incentive and equity opportunity, benefits and perquisites, are designed to reflect the competitive marketplace, primarily our peer group as described above. We review the mix and allocation to individuals against the marketplace regularly, but maintain a flexible policy to deliver compensation that motivates, retains and rewards our executives. In executing this policy, the Committee considers a variety of factors, applying its collective judgment where appropriate, against a frame of reference that the total pay opportunity should generally be competitive.

Base Salaries

In general, we target base salaries at the median competitive levels relative to comparable positions in our peer group, taking into account the comparable responsibilities of the executive officers involved. Where the responsibilities of executive positions are different from those typically found among other bank holding companies or where executives are new to their responsibilities or play a particularly critical role, base salaries may be targeted above or below median competitive levels. In determining salaries, the Compensation Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions, and specific issues particular to UnionBanCal and the position involved. We believe the named executive officers’ salaries reported in the Summary Compensation Table are in keeping with this philosophy.

Annual Incentives

In 2006, our stockholders approved our Senior Executive Bonus Plan which contains a new annual incentive funding formula for named executive officers. This formula limits their individual annual incentive payments to 0.3% of our income before tax, excluding discontinued operations and extraordinary items. The Compensation Committee has discretion to lower actual awards below this stockholder-approved level, but not to increase them above it.

For 2006, the Committee determined the awards for the named executive officers by reference to a pre-assigned target percent of salary for each executive position, which represents what, in the Compensation Committee’s view, constitutes a generally competitive level of bonus opportunity for corporate and individual performance at target. This percentage of salary is set for each individual and position so that, along with base salary, the executive’s total cash pay opportunity will be generally around the median of our peer group opportunity when performance also is at target. 2006 targets as a percent of base salary were 100% for the Chief Operating Officer, 80% for the Chief Financial Officer, and 60% for all other non-expatriate policy-making officers. Our Chief Executive Officer does not participate in our Senior Executive Bonus Plan.

Annual Incentive Performance Goals and Measures

At the beginning of each year, the Compensation Committee reviews our business plan for the coming year and establishes the annual performance targets for corporate performance under our annual incentive plans. Historically and in 2006, these targets are for performance measured by our annual net income and return on average equity, against internal goals based on our financial plans for the year, as established by the Compensation Committee. The annual incentive portion of total compensation is designed to reward executives for meeting these annual earnings and return on equity goals which the Committee believes are two important drivers of stockholder value. The Compensation Committee also establishes threshold and maximum performance goals and corresponding incentive funding levels. At year end, the Compensation Committee reviews our performance against both these pre-established financial goals and more judgmental strategic adjustment factors, which reflect actual achievements in such areas as quality of earnings, risk positioning and strategic positioning. The Committee may further adjust total payouts up or down based on this assessment.

Based on its assessment of our performance for the year relative to the pre-established goals, the appropriate effect of any of the strategic adjustment factors and any individual performance adjustments, the Compensation Committee makes a decision on the actual bonus to be paid to each non-expatriate policy-making officer for the year, which may be less, but not more than, the stockholder-approved formula would produce. Typically, this amount will range from zero to 200% of the pre-established target for any individual policy-making officer position. The Compensation Committee bases these decisions in part upon recommendations made by the Chief Executive Officer and the named executive officers’ superiors, if not the Chief Executive Officer.

Performance Year 2006 Awards

For the performance year 2006, the incentive goals were based on annual net income and return on average equity. The 2006 performance goals called for significant net income growth combined with maintaining strong return on average equity levels to earn a target award. Threshold and maximum performance levels and accompanying payout levels were also established. Final incentives for the named executive officers eligible for incentives under our plan (which excludes the Chief Executive Officer and other expatriate officers who are not eligible for our incentives) were paid below target for 2006. The funding at the formula level for policy-making officers was about 63% of target incentives. There were no adjustments made to the 2006 annual incentives based on the strategic adjustment factors, but there were individual adjustments above or below the general funding level. Further detail on individual annual bonus payments made to the named executive officers is provided in the Summary Compensation Table and its accompanying narrative.

Policy on Adjustments to Incentives for Adjustments or Restatements of Financial Results

The Compensation Committee always retains the discretion to adjust awards not yet finalized downward based on its judgment of the actual performance results of UnionBanCal for a given performance period, and when appropriate has adjusted for one-time events (such as the sale of a business or a tax settlement for prior periods) in the past. We have a written policy, adopted by the Board of Directors, that the Compensation Committee will review any previously made cash or equity awards on a case by case basis if the performance measures used to determine those awards are later restated or adjusted in a way that would have resulted in a lower award for the executive.

Long-Term and Incentive Awards

We provide long-term incentives through the UnionBanCal Performance Share Plan and the UnionBanCal Management Stock Plan, both of which were approved by our stockholders. The Compensation Committee provides long-term compensation opportunities for policy-making officers in the form of two separate annual awards:

•       A fair market value stock option grant, generally awarded annually; and

•       Performance Share Plan participation, in which each policy-making officer receives an opportunity to earn shares of UnionBanCal stock (or their equivalent in cash) based on our achievement of pre-established target performance goals over the following three years (an award cycle). These grants are made annually.

Stock Options

The Compensation Committee intends that the stock option portion of the long-term incentive award generally account for approximately 50% of the total long-term opportunity value awarded annually to each policy-making officer as measured by the fair value of the option or performance share award at grant under FAS 123R. The Compensation Committee believes that the stock option grant links executive compensation to the interests of our stockholders and provides performance incentives to the recipients since the value they will be able to realize from this award is solely dependent on the increase in our stock price over the term of the options (which is currently set at seven years), after which the options expire. Options vest ratably over three years.

Our practice in regard to stock options and other equity grants is that such grants are typically made to existing executives on a pre-established common date each year, with exceptions for new hires, promotions or special retention awards. The Committee has delegated to management the right to make selected stock option grants to employees below the policy-making officer level. The Committee approves stock option awards in advance and they are effective on a future date pre-selected by the Committee. We do not select stock option grant dates for executives in coordination with the release of material, non-public information, or time the release of such information because of option grant dates.

Restricted Stock

We use restricted stock grants primarily for employees below the executive vice president level. Policy-making officers may in rare circumstances receive such an award, usually for special hiring or retention purposes. Restricted stock, unlike a stock option, is an outright grant of common stock in which ownership vests over a period of time. Throughout the vesting period, holders of restricted stock have the right to vote their restricted shares and to receive dividends. In 2006, the Committee approved a grant of 2,000 shares of restricted stock to Ms. Betzer as compensation for additional duties she assumed for a period during the year.

Accelerated Grant in December 2006

In November 2006, the Committee considered factors relating to retention of key employees below the executive vice president level, which excludes all policy-making officers. The factors included widely held employee expectations of below-target annual incentive plan payouts for 2006 given our earnings performance in the second half of the year and a drop in our stock price, which decreased the value of existing employee stock options and thus their value as a retention tool.

After consulting with its outside compensation consultant and legal counsel, the Committee determined a measured response to these issues would be prudent and in the best interests of stockholders and, therefore, approved a recommendation and specific delegation of authority to our Chief Executive

Officer that regular annual employee equity grants for those employees below the executive vice president level only would be made in December 2006 rather than early in the succeeding year. Further, to reinforce the retention aspect of these awards, the entire grant was made in shares of restricted stock rather than a combination of stock options and restricted stock as would normally be the case for some participants. Long-term equity grants for executive vice presidents, policy-making officers and new executive officers were decided upon in the first quarter of 2007 in accordance with the normal policy described above.

Performance Shares

The Performance Share Plan portion of the long-term incentive award generally accounts for approximately 50% of the total long-term opportunity value awarded annually to policy-making officers when measured at target performance and grant date fair value under FAS 123R. The Compensation Committee believes that assessing the value of this award opportunity at its target value is appropriate, given that this value is what the Compensation Committee expects the award to be for achieving target performance.

Performance shares are designed to reward executives for maintaining strong return on equity, or ROE, relative to peers, which supports our strategic objectives and also in our view links payouts to long-term value creation for our stockholders. The performance share awards earned are based on our three-year ROE performance relative to our peer group. Actual shares earned range from zero to two times the target award over a three-year period. The plan sets the contribution to each cycle’s final award each year, using one-third of the overall cycle target as the baseline for a single year’s contribution, as follows:

•       at target when our ROE for a given year is at the median of the peer group,

•       at zero if our ROE is below the 25th percentile of the peer group for that year (and 25% of target for being at the 25th percentile), and

•       at the maximum (two times the target) if our ROE is above the 75th percentile for a given year.

For each three-year cycle, we add together three annual contributions to determine the payout.

The Committee believes that providing a portion of equity compensation in the form of full value stock (or the equivalent value in cash), and only if performance goals are met over three-year periods, helps balance the awarding of part of equity compensation in stock options, which do not depend on any performance measures other than stock price, but only have value if our stock price increases.

As part of its “portfolio” approach to executive compensation, the Committee views stock options and performance shares as complementary, and views the annual incentive performance hurdles based on performance against internal goals as complementary to the performance share measurement of performance against peers. The Committee regularly reviews this “portfolio” approach for continued appropriateness.

Beginning with the 2006-2008 performance cycle, awards will pay out in shares of common stock (previously, awards were paid out in cash). By paying in stock, the fair value of the performance-based award is based on stock price at grant and the accounting charge is based on the number of shares of common stock ultimately earned.

In addition, the generally 50/50 proportion of stock options and performance shares changes when an exception grant of restricted stock is awarded to an individual, as it was to one named executive officer in 2006. This grant is described under the caption “Restricted Stock” above.

In February 2007, the Committee reviewed our performance against pre-established goals for the 2004 performance share grant, which was earned based on our ROE versus the reported ROE of the established peer group for 2004-2006, as described above. The Committee determined that under the established terms of the performance share plan, the 2004 grant would be paid at 200% of the target, since our ROE exceeded the 75th percentile of the peer group’s reported ROE for each year of the performance cycle. Payments were made in cash, but based on our average month-end closing price of our common stock for the six-month period immediately preceding the end of the performance cycle.

Policy on Post-Employment Benefits

Our policy on executive post-employment benefits is intended to reflect the overall approach to our employee population, as well as generally competitive executive practice and to assist in attraction and retention of talented executives to careers at UnionBanCal.

The Committee believes that our current policies represent comparable practice among our peer group and provide generally appropriate treatment in a variety of termination situations. These benefits and the different kinds of termination, which trigger them, are provided in the Other Potential Post-Employment Payments Tables and accompanying discussion. The Committee reviewed these policies in 2006, and intends to continue to monitor evolving competitive practice regarding the appropriate and competitive level of protection.

Change of Control Termination Policies

The Committee believes that our current change of control agreements with the policy-making officers are in keeping with typical peer group practices. Providing such protection in an industry that has experienced significant consolidations over the past decade and for a company which has itself undergone a number of mergers over the past 20 years is an important aspect of attracting and retaining the talent we need to lead UnionBanCal. Further detail regarding these agreements is provided in the Other Potential Post-Employment Payments Tables and accompanying discussion.

Retirement Plan

Non-expatriate policy-making officers including named executive officers are eligible to participate in the Union Bank of California Retirement Plan, which we refer to as our “retirement plan.” This is the same plan that is available to all full-time and certain other employees. Benefits are determined by compensation and years of service. Further detail regarding the retirement plan is provided in the Pension Benefits Table and accompanying discussion.

Supplemental Executive Retirement Plan for Policy Making Officers

Non-expatriate policy-making officers are also eligible to participate in the Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers, which we refer to as our “supplemental retirement plan.”  The supplemental retirement plan has the same provisions as our retirement plan, but without the Internal Revenue Service caps which impose limits on the pension accruals for any year for higher paid employees. The Compensation Committee believes that our supplemental retirement plan benefits are in line with competitive practice and views them as an important part of the compensation for our policy-making officers. Further detail regarding the supplemental retirement plan is provided in the Pension Benefits Table and accompanying discussion.

Deferred Compensation

Non-expatriate policy-making officers and named executives are eligible to participate in our Nonqualified Deferred Compensation Plan. This plan is available to all employees at the senior vice president level and above and is designed to allow executives to defer base salary and annual incentives until a future date. The interest rates at which these deferrals accrue are not guaranteed and we believe are in line with competitive practice among our peer group. Executives participating in the Performance Share

Plan will be able to defer receipt of share units earned in the future, with dividend equivalents credited until the stock is actually issued at the end of the deferral period. Further detail on the interest rates we pay is provided in the Nonqualified Deferred Compensation Table and accompanying discussion.

Perquisites

We provide a limited number of perquisites to our policy-making officers, including financial counseling, car allowances, club memberships and luncheon clubs, which are used for business purposes but may have some element of personal use as well. The Compensation Committee believes the type and value of these perquisites are generally conservative when compared to our peer group. Information regarding individual perquisites for the named executive officers is provided in the Summary Compensation Table and related footnotes.

Executive Stock Ownership Guidelines

In 1999, to link the interests of policy-making officers directly to stockholder interests, we instituted stock ownership guidelines for our non-expatriate policy-making officers. We expect the guidelines to be met within five years of the date of election or appointment to a policy-making officer position. Within the five-year compliance period, each non-expatriate policy-making officer, except for our Chief Operating Officer and Chief Financial Officer, is expected to own common stock with a market value of two times the officer’s annual salary. The Chief Operating Officer and Chief Financial Officer are expected to own common stock with a market value of four times annual salary. Stock ownership under these guidelines includes:

•       common stock owned personally or in trust for the benefit of these policy-making officers,

•       vested shares held in any benefit plan, including any individual retirement account,

•       unvested restricted stock,

•       50% of the embedded value of vested “in the money” stock options, and

•       deferred stock units.

Each of the non-expatriate policy-making officers has met, or is on track to meet, the ownership guidelines.

Non-Employee Director Compensation

In 2006, the Committee reviewed the competitiveness of its non-employee director compensation program and recommended to the Board that it remain unchanged for 2006 from the current program adopted in 2005 and that a 2007 review be undertaken to assure that director pay remains appropriate. The Compensation Committee believes that UnionBanCal needs a competitive director compensation program to attract and retain high quality, experienced independent directors. The program is designed to provide compensation opportunity for non-employee directors that is around but slightly above the median compared to the peer group for attending the same number of board and committee meetings. When UnionBanCal directors devote more time to their duties preparing for and attending more board and committee meetings than their peers, their actual pay may be higher than that of their peers who attend fewer meetings.

Directors who serve as Committee Chairs have substantial extra responsibility and time commitments and are paid a supplementary retainer for this additional work, as is the Lead Director, whose extra responsibilities are significant.

Further detail regarding director compensation is provided in the Director Compensation Table and accompanying discussion.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation in excess of $1 million paid to our Chief Executive Officer or any of our other executive officers whose total compensation is required to be reported in our proxy statement by reason of being one of the four most highly compensated officers (other than our Chief Executive Officer). However, performance-based compensation that satisfies the requirements of Section 162(m) is deductible.

Stock options granted under the Year 2000 UnionBanCal Corporation Management Stock Plan are performance-based and deductible under the tax code. Awards under the 1997 UnionBanCal Corporation Performance Share Plan and under the Union Bank of California Senior Executive Bonus Plan also qualify as performance-based compensation and are deductible. To qualify as performance-based, both the 1997 UnionBanCal Corporation Performance Share Plan and the Union Bank of California Senior Executive Bonus Plan must be approved by stockholders periodically. The Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan and the Union Bank of California Senior Executive Bonus Plan were submitted to and approved by stockholders on April 26, 2006. Grants of restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan are not considered performance based and are therefore not deductible to the extent the $1 million annual limit is exceeded.

We intend to establish and administer executive officer compensation programs that are deductible. However, we may award compensation from time to time that is not fully tax deductible if we determine that such awards are consistent with our philosophy and in the best interests of our stockholders.

Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation plans are included in an employee’s income unless specified requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. Our nonqualified deferred compensation plans are intended to meet, and will be amended to meet, these requirements. As a result, our employees will be taxed when the deferred compensation is actually paid to them and we will be entitled to a tax deduction at that time.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for what are defined as “excess parachute payments” following a change of control, and Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. As discussed in the Other Potential Post-Employment Payments section of this proxy statement, the named executive officers are entitled to certain payments upon termination of their employment, including termination following a change of control of our company. Under the terms of the change of control agreements, the named executive officers (as described below in “Executive Compensation—Other Potential Post-Employment Payments”) are entitled to tax gross up payments for the excise tax in the event that the aggregate value of all covered payments exceeds the maximum amount which can be paid to the executive without the executive incurring an excise tax; however, the tax gross up payment will not be made to the named executive officer unless the payments exceed 110% of the payments that could have been made to him or her without the imposition of an excise tax.

Our stock awards accelerate in the event of a change of control and qualifying termination of employment. This acceleration could contribute to potential excess parachute payments.

Accounting Considerations

Stock options, restricted stock, and performance shares are accounted for based on their grant date fair value, as determined under FAS 123R. We consider the accounting expense as well as the cash expense of all programs as part of our design and review criteria.

Policy on Expatriate Compensation

Historically, our Chief Executive Officer, Chairman of the Board and some of our executive officers and directors have been recommended by The Bank of Tokyo-Mitsubishi UFJ, our majority stockholder. We refer to these executive officers and directors as expatriates because they serve or served previously as employees, executive officers and/or members of the board of directors of The Bank of Tokyo-Mitsubishi UFJ, their home country is Japan and, unless they have fully retired from The Bank of Tokyo-Mitsubishi UFJ, they are expected to return to The Bank of Tokyo-Mitsubishi UFJ after their service at UnionBanCal. All of our executive officers, including expatriates, are appointed by our Board of Directors, and all of our directors, including expatriates, are elected by our stockholders at our annual meetings, and in the case of a vacancy, may be initially elected by our Board of Directors.

In 2006, the following expatriate policy-making executive officers were either current or retired executive officers of The Bank of Tokyo-Mitsubishi UFJ:

•       Mr. Morimura, President and Chief Executive Officer and Director,

•       Mr. Shimura, Chairman of the Board and Director, and

•       Mr. Oka, Vice Chairman of the Board and Director.

In February 2007, the Board of Directors elected Norimichi Kanari to succeed Mr. Shimura as Chairman. Also in February 2007, Mr. Morimura announced that he will resign as President and Chief Executive Officer of UnionBanCal effective May 24, 2007 and Mr. Tanaka was appointed by the Board of Directors as President and Chief Executive Officer of UnionBanCal effective May 24, 2007. Mr. Kanari’s and Mr. Tanaka’s professional background and experience are discussed under “Election of Directors—Nominees.”

The compensation and other benefits paid to expatriate officers are determined in keeping with the policies and practices of The Bank of Tokyo-Mitsubishi UFJ and our service agreement with The Bank of Tokyo-Mitsubishi UFJ. Under the service agreement, we pay a portion of each expatriate officer’s base salary directly to the officer and the remainder, which we reimburse, is paid by The Bank of Tokyo-Mitsubishi UFJ. As with all policy-making officers, our Compensation Committee approves the compensation and other benefits of expatriate officers.

Expatriate officers are not eligible to receive bonus awards under our Senior Executive Bonus Plan or Senior Management Bonus Plan, grants of options or restricted stock under our Year 2000 UnionBanCal Corporation Management Stock Plan or grants of performance shares under our Performance Share Plan. In addition, expatriate officers are not eligible to participate in our retirement or supplemental retirement plans.

Under the service agreement, we either provide directly to the expatriate officers, or reimburse The Bank of Tokyo-Mitsubishi UFJ for, the following benefits, if incurred, which expatriate officers are eligible to receive under The Bank of Tokyo-Mitsubishi UFJ programs:

•       housing allowance for overseas assignment, including, in some instances, leasing of company-owned residences at market rates,

•       U.S. state and federal taxes on compensation and benefits, including tax gross-up amounts because compensation for expatriates is made net of U.S. taxes,

•       medical insurance, expenses, leave and travel arrangements (including family),

•       family allowance for family members remaining in Japan,

•       educational allowance for family members in the U.S.,

•       family travel and relocation expenses,

•       relocation benefits, including travel and shipping arrangements,

•       home leave travel and related expenses,

•       maid, gardening and security services for their temporary U.S. residences,

•       company car,

•       club memberships, and

•       tax planning services.

The Bank of Tokyo-Mitsubishi UFJ may provide to expatriate officers life insurance premiums, a portion of medical insurance premiums in Japan (including family) and storage space in Japan while they are serving at UnionBanCal. We do not reimburse for these amounts. The Bank of Tokyo-Mitsubishi UFJ has a retirement program under which its executive officers may be paid a lump sum at retirement based on years of service as an executive officer of The Bank of Tokyo-Mitsubishi UFJ, title and other practices and policies of The Bank of Tokyo-Mitsubishi UFJ. This amount is paid entirely by The Bank of Tokyo-Mitsubishi UFJ. Although we neither pay nor reimburse The Bank of Tokyo-Mitsubishi UFJ for these payments, The Bank of Tokyo-Mitsubishi UFJ takes into account the time expatriates serve at affiliated companies, such as UnionBanCal, when considering retirement payments. The retirement payments do not accrue over time and they do not vest. Rather, a one-time lump sum payment is made at the discretion of The Bank of Tokyo-Mitsubishi UFJ’s board of directors at the time of the executive officer’s retirement and is additionally subject to shareholder approval in Japan during the year it is proposed to be paid. Any retirement payment from The Bank of Tokyo-Mitsubishi UFJ associated with service to UnionBanCal is therefore uncertain and contingent. Accordingly, we do not report any amount associated with any potential future retirement payment to expatriate officers by The Bank of Tokyo-Mitsubishi UFJ.

All reportable compensation provided in 2006 to expatriate officers named in this proxy statement attributable to service to us, whether we or The Bank of Tokyo-Mitsubishi UFJ pay, and whether or not we reimburse for them, is reflected in the Summary Compensation Table or Director Compensation Table, as applicable. While Messrs. Shimura and Oka were not named executive officers based on 2006 compensation, Mr. Shimura’s compensation as a full-time employee of UnionBanCal is reflected in the 2006 Director Compensation Table. Generally, compensation received by expatriate officers directly from The Bank of Tokyo-Mitsubishi UFJ is denominated in Japanese Yen and, as a result, exchange rate fluctuations may yield differing dollar denominated compensation levels from year to year. In this proxy statement, all compensation has been reported in United States dollars. As discussed in further detail above, The Bank of Tokyo-Mitsubishi UFJ provides some compensation directly to the expatriate officers and directors. The compensation and benefits information with respect to expatriates reported below and in “Director Compensation” is based on information provided to us by The Bank of Tokyo-Mitsubishi UFJ.

Chief Executive Officer

As discussed above, as an expatriate officer, the compensation and other benefits we paid to our Chief Executive Officer, Mr. Morimura, while approved by our Compensation Committee, were recommended by and in keeping with the policies and practices of The Bank of Tokyo-Mitsubishi UFJ. The Compensation Committee believes that Mr. Morimura’s past performance and his long-term relationship with The Bank of Tokyo-Mitsubishi UFJ demonstrated ample motivation and indirectly tied Mr. Morimura’s compensation to the performance of UnionBanCal from year to year. The Compensation Committee also reviewed Mr. Morimura’s compensation in comparison with peer group chief executive officers. On February 28, 2007, Mr. Morimura announced that he will resign as President and Chief

Executive Officer of UnionBanCal effective May 24, 2007 and Mr. Tanaka was appointed by the Board of Directors as President and Chief Executive Officer of UnionBanCal effective May 24, 2007.

Non-Employee Expatriate Directors

Expatriate directors who are not officers of UnionBanCal, such as Mr. Miki, do not receive any retainers or meeting fees from us or The Bank of Tokyo-Mitsubishi UFJ for service on our Board. Effective February 2007, the Board elected Mr. Kanari to serve as Chairman in the capacity of a non-resident, non-executive officer. Mr. Kanari does not receive any retainers or meeting fees from us or The Bank of Tokyo-Mitsubishi UFJ for his service on our Board. If elected at the annual meeting, Mr. Omori will not receive any retainers or meeting fees from us or The Bank of Tokyo-Mitsubishi UFJ for service on our Board. Business travel expenses to attend board meetings are paid or reimbursed by The Bank of Tokyo-Mitsubishi UFJ to non-employee expatriate directors and are not reimbursed by us.

Executive Compensation & Benefits Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management; and

Based on such review and discussions the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2006 Annual Report on Form 10-K.

EXECUTIVE COMPENSATION & BENEFITS COMMITTEE
Richard D. Farman, Chairman
L. Dale Crandall
Michael J. Gillfillan
Mohan S. Gyani
J. Fernando Niebla

The following tables should be read in conjunction with the narrative discussion that follows the Grants of Plan-Based Awards Table.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(4) ($)		All Other Compen- sation(5) ($)	Total ($)
Takashi Morimura(6)	2006	233,373	—	—	—	—	(7)	364,818	598,191
President and Chief Executive Officer
David I. Matson	2006	461,539	459,967	400,980	210,000	292,000		48,223	1,872,709
Vice Chairman and Chief Financial Officer
Philip B. Flynn	2006	638,462	773,853	695,907	340,000	588,000		60,115	3,096,337
Vice Chairman of the Board and Chief Operating Officer
JoAnn M. Bourne	2006	334,231	668,549	230,820	110,000	233,000		50,099	1,626,699
Executive Vice President
Linda F. Betzer	2006	345,346	446,175	350,936	110,000	257,000		40,259	1,549,716
Executive Vice President
Ronald H. Kendrick(8)	2006	96,923	39,674	147,600	—	390,000		1,247,181	1,921,378
Executive Vice President

(1)           Amounts shown in the Stock Awards column represent the compensation cost accrual under FAS 123R during the 2006 fiscal year for outstanding grants of performance shares made in 2004, 2005 and 2006. The value of each grant is based on performance over a three-year cycle, and costs are accrued over the three years. The applicable compensation expense for the grants of performance shares is calculated under FAS 123R based on a projected payout multiple and stock price at the time of payout for 2004 and 2005 awards, and the stock price at grant for the 2006 awards. The 2004 award was earned based on performance over 2004, 2005 and 2006 and paid in 2007, as reported in the Option Exercises and Stock Vested Table. In the case of 2005 and 2006 performance share awards, the payout will not be earned for the 2007 and 2008 earning cycles unless UnionBanCal’s average return on equity for each of the years of the plan are at or above the 25th percentile of its established peer group. In addition, amounts shown in the Stock Awards column represent the following compensation costs under FAS 123R during the 2006 fiscal year for outstanding unvested restricted stock: Mr. Flynn, $44,512; Ms. Bourne, $485,748; and Ms. Betzer, $138,360. Compensation costs for restricted stock are based on the grant date fair value of the restricted stock awards under FAS 123R, amortized over the applicable service requirement. For restricted stock awards, the service requirement is generally the earlier of either four years from the date of grant or reaching retirement eligibility determined as the earlier of age 60 with 10 years of service or age 62 with five years of service. In 2006, Ms. Betzer became retirement eligible under the terms of her restricted stock grant and the entire compensation cost of these shares of restricted stock was recognized. Holders of restricted stock awards receive dividends on the subject shares at the same rate as those paid on UnionBanCal common stock. Our FAS 123R calculation assumes that the market price reflects expected future dividend streams on our common stock.

(2)           Amounts shown in the Option Awards column represent the compensation cost of outstanding stock awards under FAS 123R for the 2006 fiscal year. These amounts reflect stock option awards from 2004, 2005 and 2006. Please refer to Note 16 to our consolidated financial statements in our 2006 Annual Report on Form 10-K for the underlying assumptions for this expense. In 2006, Mr. Matson and Ms. Betzer were retirement eligible under the terms of their option grants. As a result, pursuant to FAS 123R, the compensation cost of their outstanding stock options was accelerated and fully recognized in 2006.

(3)           Amounts listed in this column represent bonuses tied to our corporate financial performance and paid under the Union Bank of California, N.A. Senior Executive Bonus Plan for 2006. Under the SEC’s prior rules, these types of awards were previously reported under a “Bonus” column.

(4)           The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit pension plans (including supplemental plans). Additional detail regarding the pension benefits for each named executive officer is set forth below in the Pension Benefits Table and accompanying narrative. No amounts reflected in this column are attributable to above-market or preferential earnings on compensation that is deferred on a basis that is not tax qualified, including such earnings on nonqualified defined contribution plans. Detail regarding deferred compensation is set forth below in the Nonqualified Deferred Compensation Table.

(5)           The following table provides additional detail regarding the compensation disclosed in the All Other Compensation column. This information includes identification of each perquisite and personal benefit received by each named executive officer and quantification of each perquisite or personal benefit with a value exceeding $25,000. In addition, any item in the table below that is not a perquisite or personal benefit is identified and quantified if its value exceeds $10,000.

Name	Perquisites and Other Personal Benefits ($)		Tax Reimburse- ments ($)(A)	Company Contributions to Defined Contribution Plans ($)	Severance Payments/ Accruals ($)		Early Payout of Performance Shares ($)(B)	Post- Employment Consulting Payment ($)		Total All Other Compensation ($)
Takashi Morimura	176,554	(C)	188,264	—	—		—	—		364,818
David I. Matson	29,559	(D)	9,057	9,607	—		—	—		48,223
Philip B. Flynn	43,205	(E)	8,770	8,140	—		—	—		60,115
JoAnn M. Bourne	33,778	(F)	8,181	8,140	—		—	—		50,099
Linda F. Betzer	24,538	(G)	8,181	7,540	—		—	—		40,259
Ronald H. Kendrick	95,502	(H)	8,301	6,600	21,834	(I)	814,944	300,000	(J)	1,247,181

(A)       Includes tax gross-up amounts. For Mr. Morimura, tax reimbursements are reported on an aggregate basis net of all adjustments and tax refunds or liability in 2006 relating to 2005 compensation.

(B)        The amounts disclosed in this column reflect early payouts of performance shares due to change of control, resignation or termination. In 2006, Mr. Kendrick received an early payout of his 2006, 2005 and 2004 performance share awards due to his retirement in April 2006. The 2006 portion of the expense associated with these performance share awards under FAS 123R is also reported in the Stock Awards column.

(C)        Mr. Morimura leased a residential property owned by UnionBanCal and made available to him at market rate, which, for 2006, was $127,200. The amount shown in the table includes a housing allowance of $107,941 as a part of The Bank of Tokyo-Mitsubishi UFJ’s overseas expatriate benefit program, which does not include the additional amount that Mr. Morimura paid out of pocket under the lease. Other perquisites Mr. Morimura received include provision of a company car and driver for commuting purposes, club dues, a personal car (in addition to the car and driver), maintenance and insurance for this car, limousine service, bereavement leave, passport renewal, medical benefits, renter’s insurance and a portion of the cost of utility and maid service. Some of Mr. Morimura’s perquisites and other personal benefits were paid or reimbursed to him directly by The Bank of Tokyo-Mitsubishi UFJ, which we then reimbursed pursuant to the service agreement. In addition, perquisites and other personal benefits for Mr. Morimura reflect the aggregate incremental cost of life and medical insurance premiums and storage services provided by The Bank of Tokyo-Mitsubishi UFJ, which we did not reimburse. Perquisites have all been converted to U.S. dollar amounts based on The Bank of Tokyo-Mitsubishi UFJ’s Telegraphic Transfer Buying Rate at the time of the payment or reimbursement.

(D)      Perquisites include club dues, financial planning services and a car allowance.

(E)        Perquisites include club dues, parking stipend, financial planning services and a car allowance.

(F)         Perquisites include club dues, parking stipend, financial planning services, incidental personal use of administrative assistant, a car allowance, event tickets and a gift card.

(G)      Perquisites include financial planning services, a car allowance and a gift card.

(H)      Includes $77,500, which reflects the transfer of a country club membership to Mr. Kendrick upon retirement at its residual equity value, net of applicable transfer fees. Other perquisites received by Mr. Kendrick include club dues, financial planning services and a car allowance.

(I)           Includes a payment of $15,568 related to accumulated sick leave upon retirement.

(J)           Mr. Kendrick received a one-time lump sum payment of $300,000 upon his retirement in conjunction with a separate post-retirement consulting agreement in lieu of any payment under the Senior Executive Bonus Plan in 2006.

(6)           On February 28, 2007, Mr. Morimura announced that he will resign as President and Chief Executive Officer of UnionBanCal effective May 24, 2007 and Mr. Tanaka was appointed by the Board of Directors as President and Chief Executive Officer of UnionBanCal effective May 24, 2007. As an expatriate officer, Mr. Morimura is not eligible to receive bonus awards under the Senior Executive Bonus Plan, grants of options or restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan or grants of performance shares under the 1997 UnionBanCal Corporation Performance Share Plan. A portion of Mr. Morimura’s salary is paid to him by The Bank of Tokyo-Mitsubishi UFJ, which we reimbursed under a service agreement. This service agreement is partly a Japanese Yen-based system and, as a result, exchange rate fluctuations may yield differing dollar-denominated compensation levels from year to year. In 2006, the exchange rate was based on The Bank of Tokyo-Mitsubishi UFJ’s Telegraphic Transfer Buying Rate.

(7)           Mr. Morimura is not eligible to participate in our retirement or supplemental retirement plans. See “Compensation Discussion and Analysis—Policy on Expatriate Compensation.”

(8)           Mr. Kendrick’s 2004, 2005 and 2006 performance share awards and 2004, 2005 and 2006 stock option awards are shown at their 2006 compensation cost under FAS 123R in the Stock Awards column and Option Awards column, respectively. Each of these awards vested due to his retirement in April 2006 including, by their terms, options granted within six months of his retirement and performance shares awarded within nine months of his retirement. At the time of vesting, Mr. Kendrick’s 2006 option award was not in the money. The amounts associated with the early vesting and payouts of Mr. Kendrick’s performance shares are reported in the All Other Compensation column.

2006 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date(4)	Thresh- old ($)	Target ($)	Max ($)	Thresh- old (#)	Target (#)	Max (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(7)
Takashi Morimura(5)	—	—	—	—	—	—	—	—	—	—	—	—
David I. Matson			74,400	372,000	744,000
						1,625	6,500	13,000				912,080	(8)
	04/01/06	02/21/06								32,600	70.16	400,980
Philip B. Flynn			130,000	650,000	1,300,000
						3,625	14,500	29,000				2,034,640	(8)
	04/01/06	02/21/06								72,500	70.16	891,750
JoAnn M. Bourne			40,800	204,000	408,000
						688	2,750	5,500				385,880	(8)
	04/01/06	02/21/06								14,000	70.16	172,200
Linda F. Betzer			41,400	207,000	414,000
						625	2,500	5,000				350,800	(8)
	01/03/06	02/22/05							2,000 (9)			138,360
	04/01/06	02/21/06								13,000	70.16	159,900
Ronald H. Kendrick(6)			36,000	180,000	360,000
						563	2,250	4,500				315,720	(6)
	04/01/06	02/21/06								12,000	70.16	147,600

(1)    The target incentive amounts shown in this column reflect our annual incentive plan awards originally provided under the Senior Executive Bonus Plan for 2006 and represent the pre-established target awards as a percent of salary which would result from 2006 UnionBanCal performance at the pre-established plan level. This is the amount that the Compensation Committee uses as its reference point for determining the Senior Executive Bonus Plan payouts of the named executive officers. Senior Executive Bonus Plan awards for named executive officers are made under a stockholder-approved formula under which the individual’s annual incentive is set at 0.3% of UnionBanCal’s income before tax, excluding discontinued operations and extraordinary items for that year, but not to exceed $5 million. This 0.3% serves as the maximum award, with the Compensation Committee using its allowed downward discretion under Section 162(m) of the tax code to determine the final award. For additional information, please refer to “Compensation Discussion and Analysis—Annual Incentives.”  Actual 2006 Senior Executive Bonus Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column to the Summary Compensation Table and are described in greater detail in the narrative following this table.

(2)    The threshold is the smallest actual payout which can be made for achieving the minimum performance level; below this performance level, no payout is made. The target is the payout made if the pre-established goals have been exactly achieved. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded.

(3)    Estimated future payouts under equity incentive plan awards represent performance share grants made in 2006 with the number of shares earned dependent on performance in 2006, 2007 and 2008. Further detail regarding performance shares is provided in the Compensation Discussion and Analysis.

(4)    The Compensation Committee approves stock option awards for all policy-making officers in advance. The awards are granted on a future date pre-selected by the Committee.

(5)    As an expatriate officer, Mr. Morimura does not receive bonus awards under the Senior Executive Bonus Plan, grants of options or restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan or grants of performance shares under the 1997 UnionBanCal Corporation Performance Share Plan.

(6)    Mr. Kendrick did not receive a 2006 award under the Union Bank of California Senior Executive Bonus Plan. Mr. Kendrick received an early payout of 2,250 performance shares in 2006 for his 2006 performance share award which vested due to his retirement in 2006.

(7)    Stock awards and option awards are shown at their grant date fair value under FAS 123R. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.82%; expected volatility of 19.34%; expected term of 4.23 years; and expected dividend yields of 2.7%. The fair value of the 2006 grants was $12.30. The grant date fair value of each restricted stock and performance share grant is measured based on the market price of our common stock at the grant date. Holders of restricted stock awards receive dividends on the subject shares at the same rate as those paid on UnionBanCal common stock. Our fair value calculation assumes that the market price reflects expected future dividend streams on our common stock.

(8)    For each named executive officer, the value of the performance shares assumes the maximum number of shares under the plan would be earned, which is two times the target number of shares times the grant date fair value. This would only be the final number of performance shares earned if we achieve a 3-year average ROE above our peer 75th percentile as described in “Executive Compensation—Compensation Discussion and Analysis.”

(9)    The terms of Ms. Betzer’s award of 2,000 shares of restricted stock provided for vesting of 500 shares in April 2006 with the remaining 1,500 shares vesting in April 2007, 2008 and 2009. In 2006, under the terms of the restricted stock grant, the unvested portion of Ms. Betzer’s 2006 grant vested when she met certain retirement milestones and was deemed to be in constructive receipt of the shares of restricted stock for tax purposes.

The following narrative discussion should be read in conjunction with the Summary Compensation Table and Grants of Plan-Based Awards Table above.

Named Executive Officers

The Summary Compensation Table, Grants of Plan-Based Awards Table and the tables that follow provide compensation information for Mr. Morimura as President and Chief Executive Officer, Mr. Matson as Vice Chairman and Chief Financial Officer, and the three most highly compensated executive officers of UnionBanCal who were serving as executive officers at the end of 2006, which in 2006 were Mr. Flynn, Ms. Betzer and Ms. Bourne. In addition, although he retired in April 2006, Mr. Kendrick is named in the tables because the payments we made to him in connection with his retirement would have placed him among the most highly compensated executive officers at the end of 2006.

Under new SEC regulations, compensation for purposes of determining the most highly compensated officers is determined with reference to all compensation disclosed in the Summary Compensation Table excluding amounts under the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. In previous years, compensation was measured for this purpose only with reference to salary and bonus. As our expatriate officers are not eligible to receive stock and option awards, performance share awards or bonuses, none of our expatriate executive officers is deemed to be among the most highly compensated executive officers and Mr. Morimura is included among the named executive officers due to his position as Chief Executive Officer.

Salary

The annual salaries of the named executive officers are reflected under the Salary column of the Summary Compensation Table. Salaries are paid in cash to our executives on a bi-weekly basis. Mr. Morimura’s compensation is discussed in greater detail above in Compensation Discussion and Analysis under the caption “Policy on Expatriate Compensation—Chief Executive Officer.”

Senior Executive Bonus Plan Awards

All named executive officers except Mr. Morimura received a bonus for the 2006 fiscal year under the Senior Executive Bonus Plan. This bonus is reflected under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table because the bonus is tied to the financial performance of UnionBanCal.

The Senior Executive Bonus Plan was approved by the Compensation Committee and UnionBanCal stockholders in 2006 to replace the Senior Management Bonus Plan for executives who may be subject to

Section 162(m) of the tax code. The Committee has also adopted a policy that executives who may be subject to Section 162(m) will no longer be eligible for awards under the Senior Management Bonus Plan.

The 2006 awards under the Senior Executive Bonus Plan were based on pre-established target awards based on a percentage of each named executive officer’s salary. The targets were as follows: Mr. Flynn, 100% of salary; Mr. Matson, 80% of salary; and 60% of salary for the remaining non-expatriate named executive officers. The Compensation Committee used these targets as a reference point for determining the annual incentive payouts of these awards. These awards were made under a stockholder-approved formula under which the individual’s annual incentive is set at a maximum of 0.3% of UnionBanCal’s income before tax, excluding discontinued operations and extraordinary items for that year (but not to exceed $5 million). This 0.3% of earnings serves as the maximum award, with the Compensation Committee using its allowed downward discretion under the plan to determine the final award amount. The range of the 2006 awards at the time of grant is set forth under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns to the Grants of Plan-Based Awards Table.

The Compensation Committee may reduce, but not increase, a participant’s award under the Senior Executive Bonus Plan based on such factors as the Committee may deem relevant. In considering the actual bonus to award to each participant, the Committee considered the performance of UnionBanCal in relation to its financial plan for the year and the performance of our peer group, various strategic factors, the target incentive established for each participant in relationship to compensation at our peer group for similar positions and the actual performance of the participant. The Committee recognized that corporate financial performance was substantially under target for 2006, and that as a result, the corporate level funding would be 63% of target for 2006 performance. The Committee, acting on the recommendations of management, determined that the average payouts for the policy-making officers would be in keeping with the corporate funding, adjusted for individual performance. The Committee and the Chief Executive Officer agreed that the 2006 incentive for both the Chief Operating Officer and the Chief Financial Officer would be adjusted to reflect our continuing BSA compliance operational issues during 2006, not as an expression of individual performance issues, but as a factor of executive leadership accountability. The amount of each bonus ultimately paid to each named executive officer for 2006 awards is disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Generally, eligible participants must be employed by Union Bank of California or its subsidiaries through the end of a performance year in order to receive a bonus award payment. In the case of retirement, death, permanent disability or exceptional circumstances, payment may be approved at the sole discretion of the Compensation Committee. Individual awards earned under the plan are made in cash. Award payments are made within two and one-half months after the end of the applicable fiscal year. The Board may at any time amend, suspend or terminate the Plan, subject to stockholder approval to the extent required under Section 162(m).

Stock Option Awards

In 2006, all named executive officers except for Mr. Morimura received grants of options under the Year 2000 UnionBanCal Corporation Management Stock Plan. The numbers and grant date fair values of these awards under FAS 123R are set forth in the Grants of Plan-Based Awards Table. Although these awards will vest and become exercisable ratably over a three-year period, the amounts disclosed in the Option Awards column of the Summary Compensation Table attributable to the 2006 awards reflect the portion of these awards expensed by UnionBanCal in the 2006 fiscal year under FAS 123R. The balance of the amount set forth in the Option Awards column is attributable to the amounts expensed by UnionBanCal in the 2006 fiscal year for outstanding stock option awards from previous years under FAS 123R.

The amounts, if any, actually realized by the named executive officers for the 2006 awards will vary depending on the vesting of the award and the price of UnionBanCal’s common stock in relation to the exercise price at the time of exercise. Detail regarding the number of exercisable and unexercisable options held by each named executive officer at year-end is set forth in the Outstanding Equity Awards at Fiscal Year-End Table below. Detail regarding option exercises for each named executive officer during 2006 is set forth in the Option Exercises and Stock Vested Table below.

In 2006, the Compensation Committee determined the term of each stock option grant would be seven years from the date of grant. The exercise price was the fair market value of UnionBanCal’s common stock on the grant date. In general, the options vest or become exercisable over three years, provided that the named executive officer has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires or has their employment terminated under certain conditions.

Performance Share Awards

In 2006, all named executive officers except Mr. Morimura received grants of performance shares under the Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan. The amounts disclosed in the Stock Awards column of the Summary Compensation Table attributable to the 2006 awards reflect the portion of these awards expensed by UnionBanCal in the 2006 fiscal year under FAS 123R. The balance of the amounts set forth in the Stock Awards column attributable to the amounts expensed by UnionBanCal in the 2006 fiscal year under FAS 123R for performance share awards are from performance share awards granted in 2004 and 2005. As discussed below, a portion of these amounts is also attributable to restricted stock awards.

The 2006 awards will be valued and paid only after the performance cycle ending December 31, 2008. The amounts, if any, actually realized by the named executive officers will vary depending on the named executive officer remaining an employee through the end of the performance cycle (except in the case of qualified retirement or other special termination circumstances under “Other Potential Post-Employment Payments”) and on two performance factors: (1) the market price of UnionBanCal’s common stock; and (2) financial performance as measured for 2006 grants by average return on equity ranking relative to our peer group. In addition, the Compensation Committee retains the discretion to decrease, but not to increase, the number of performance shares actually earned by the named executive officers pursuant to the plan’s formula based on subjective factors.

The threshold, target and maximum numbers of performance shares which may ultimately be earned under these performance share awards are set forth in the Grants of Plan-Based Awards Table under the Estimated Future Payouts under Equity Incentive Plan Awards columns. These awards are also reflected at their grant date fair value under FAS 123R in this Table. Detail regarding the number of performance shares held by each named executive officer at year-end is set forth in the Outstanding Equity Awards at Fiscal Year-End Table following this narrative. The number of outstanding performance shares is shown at its maximum possible payout because performance share payouts for the previous fiscal year exceeded the target. Actual payouts may be less than this amount based on the factors described in this section. Detail regarding performance share payouts for each named executive officer during 2006 is set forth in the Option Exercises and Stock Vested Table following this narrative.

The 1997 UnionBanCal Corporation Performance Share Plan permits the Compensation Committee, in its discretion, to provide for the payment of earned awards in cash and/or shares of UnionBanCal common stock issued under the Year 2000 UnionBanCal Corporation Management Stock Plan. Under the terms of the 2006 performance share awards, the performance shares will be paid in shares of UnionBanCal common stock after the end of the performance cycle. Pursuant to the Performance Share Plan, the Committee sets performance goals and participants will only earn and be paid for performance shares upon the attainment of such performance goals. In addition, to receive payment the participant must have been an employee in good standing throughout the performance period, although payment for performance shares may be made in the case of death, permanent disability, or retirement or involuntary termination under certain conditions.

Under new SEC regulations, payouts at the end of performance share award cycles are no longer disclosed at their payout value in the Summary Compensation Table. Such payouts are now reflected in the Option Exercises and Stock Vested Table which follows this narrative. The 2004 performance share awards are considered Stock Awards under SEC regulations because the value of the awards was tied to the value of UnionBanCal Corporation common stock. As a result, payouts made to named executive officers in 2006 for performance share awards made in 2004 are now disclosed by number and dollar value in the Option Exercises and Stock Vested Table rather than the Summary Compensation Table. Payouts of 2005 and 2006 performance share awards will be disclosed in a similar manner.

Restricted Stock Awards

In 2006, Ms. Betzer received an award of restricted stock. In addition, during 2006, Mr. Flynn and Ms. Bourne held unvested shares of restricted stock from grants in prior years. The 2006 portion of the compensation expense of each of these unvested restricted stock awards under FAS 123R is set forth in the Stock Awards column of the Summary Compensation Table. The amounts, if any, actually realized by the named executive officers will vary depending on the vesting of the award and the price of UnionBanCal’s common stock on the date of vesting. Detail regarding Ms. Betzer’s 2006 restricted stock award is set forth in the Grants of Plan-Based Awards Table. The number of shares of restricted stock vested for each named executive officer and the value realized on vesting is set forth in the Option Exercises and Stock Vested Table below.

Employment Agreements

In February 2004, Union Bank of California entered into an employment agreement with Mr. Flynn, effective as of his appointment as Vice Chairman and head of the Commercial Financial Services Group of Union Bank of California and UnionBanCal on April 1, 2004, and an amendment to the employment agreement, effective as of May 1, 2005, in connection with his appointment as Vice Chairman and Chief Operating Officer. The agreement is for an initial three-year period, and is extended automatically at the end of each year for an additional one year unless UnionBanCal delivers written notice to Mr. Flynn, at least 60 days prior to the anniversary of the effective date of the agreement, that the agreement will not be extended. This employment agreement, as amended, provided for an initial annual base salary of $600,000 retroactive to March 15, 2005, entitled Mr. Flynn to continue to participate in Union Bank of California’s Senior Management Bonus Plan (succeeded in 2006 by the Senior Executive Bonus Plan for named executive officers) with a target bonus for 2005 of 100% of base salary and provided Mr. Flynn continued eligibility for long-term incentive awards, including grants of stock options and restricted stock and the award of performance shares, with a target long-term incentive award of 250% of base salary. Mr. Flynn is also entitled to continue to participate in our supplemental retirement plan and the Union Bank Executive Supplemental Benefit Plan, a frozen grandfathered plan from a previous acquisition. Mr. Flynn’s compensation is subject to annual review and adjustment, based on (1) competitive market analysis, (2) the recommendation of the Chief Executive Officer, and (3) approval by the Executive Compensation & Benefits Committee.

Mr. Flynn is entitled to severance benefits under specified circumstances, including termination without cause. These severance benefits are described in “Other Potential Post-Employment Payments.”

Union Bank of California entered into an employment agreement with Mr. Matson, effective as of January 1, 1998, in connection with his appointment as Executive Vice President and Chief Financial

Officer, and an amendment to the employment agreement effective as of May 1, 2005, in connection with his appointment as Vice Chairman and Chief Financial Officer. This employment agreement, as amended, provided for an initial annual base salary of $450,000 retroactive to March 15, 2005, and entitled Mr. Matson to participate in Union Bank of California’s Senior Management Bonus Plan (succeeded in 2006 by the Senior Executive Bonus Plan for named executive officers) with a target bonus for 2005 of 80% of base salary. In addition, this employment agreement, as amended, made Mr. Matson eligible for long-term incentive awards available to policy-making officers, including grants of stock options and restricted stock and the award of performance shares, with a target long-term incentive award of 200% of annual salary. Mr. Matson’s compensation is subject to annual review and increases as determined by the Executive Compensation & Benefits Committee of the Board of Directors. This employment agreement also provided for eligibility of Mr. Matson to participate in our supplemental retirement plan and the Union Bank Executive Supplemental Benefit Plan, a frozen grandfathered plan from a previous acquisition. In addition, this agreement provided for relocation expenses commencing upon Mr. Matson’s relocation to the San Francisco area.

Mr. Matson is entitled to severance benefits under specified circumstances, including termination by Union Bank of California without cause.  These severance benefits are described in “Other Potential Post-Employment Payments.”

We have entered into change of control agreements with our non-expatriate policy-making officers, including each of our named executive officers except Mr. Morimura. These agreements are described in “Other Potential Post-Employment Payments—Change of Control Agreements.”

2006 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)(12)
Takashi Morimura(1)	—	—		—	—	—		—	—		—
David I. Matson	25,000	0		43.39	04/01/12	—		—	28,600	(8)	1,751,750
	7,334	0		39.80	04/01/13
	13,333	6,667	(2)	52.66	04/01/14
	6,000	12,000	(3)	60.65	04/01/12
	4,566	9,134	(3)	62.42	06/01/12
	0	32,600	(4)	70.16	04/01/13
Philip B. Flynn	30,000	0		29.73	02/01/11	1,500	(5)	91,875	54,800	(9)	3,356,500
	35,000	0		43.39	04/01/12
	30,000	0		39.80	04/01/13
	24,000	12,000	(2)	52.66	04/01/14
	10,000	20,000	(3)	60.65	04/01/12
	7,700	15,400	(3)	62.42	06/01/12
	0	72,500	(4)	70.16	04/01/13
JoAnn M. Bourne	2,500	0		44.56	12/01/09	11,250	(6)	689,063	11,900	(10)	728,875
	4,090	0		29.73	02/01/11
	20,000	0		43.39	04/01/12
	15,000	0		39.80	04/01/13
	12,666	6,334	(2)	52.66	04/01/14
	5,000	10,000	(3)	60.65	04/01/12
	0	14,000	(4)	70.16	04/01/13
Linda F. Betzer	18,000	0		43.39	04/01/12	—		—	11,400	(11)	698,250
	17,000	0		39.80	04/01/13
	11,333	5,667	(2)	52.66	04/01/14
	5,333	10,667	(3)	60.65	04/01/12
	0	13,000	(4)	70.16	04/01/13
Ronald H. Kendrick	16,000	0		52.66	05/01/09	—		—	—		—
	13,000	0		60.65	05/01/09
	12,000	0		70.16	05/01/09

(1)           As an expatriate officer, Mr. Morimura does not receive bonus awards under the Senior Executive Bonus Plan, grants of options or restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan or grants of performance shares under the 1997 UnionBanCal Corporation Performance Share Plan.

(2)           All remaining unexercisable options will vest and become exercisable on April 1, 2007.

(3)           Remaining unexercisable options will vest and become exercisable in two equal installments on April 1, 2007 and April 1, 2008.

(4)           These options will vest and become exercisable in three equal installments on April 1, 2007, 2008 and 2009.

(5)           All 1,500 shares of restricted stock will vest on September 1, 2007.

(6)           This award vests in three equal installments on November 1, 2007, 2008 and 2009.

(7)           The number of total unearned shares and fiscal year end 2006 dollar values shown for our performance shares reflect outstanding awards from three year performance cycles beginning in 2005 and 2006 and an assumption that the maximum number of shares would be earned—which represents twice the target number of shares with respect to each award. Actual payouts may be less than this amount based on the factors described above. To earn this maximum for any three-year cycle requires that our return on equity exceed the 75th percentile of our peer group on average for each of the three years of each cycle. The number of shares earned and the values which would be reflected in the table above at target would be ½  those shown above—and earning that target value would still require our ROE to equal the median of the peer group on average over each three-year performance cycle.

(8)           Includes an award of 7,800 performance shares granted under the 1997 UnionBanCal Corporation Performance Share Plan in 2005, which will be paid in cash after the performance cycle ending December 31, 2007, and an award of 6,500 performance shares granted in 2006, which will be paid in shares of UnionBanCal common stock after the performance cycle ending December 31, 2008.

(9)           Includes an award of 12,900 performance shares granted under the 1997 UnionBanCal Corporation Performance Share Plan in 2005, which will be paid in cash after the performance cycle ending December 31, 2007, and an award of 14,500 performance shares granted in 2006, which will be paid in shares of UnionBanCal common stock after the performance cycle ending December 31, 2008.

(10)     Includes an award of 3,200 performance shares granted under the 1997 UnionBanCal Corporation Performance Share Plan in 2005, which will be paid in cash after the performance cycle ending December 31, 2007, and an award of 2,750 performance shares granted in 2006, which will be paid in shares of UnionBanCal common stock after the performance cycle ending December 31, 2008.

(11)     Includes an award of 3,200 performance shares granted under the 1997 UnionBanCal Corporation Performance Share Plan in 2005, which will be paid in cash after the performance cycle ending December 31, 2007, and an award of 2,500 performance shares granted in 2006, which will be paid in shares of UnionBanCal common stock after the performance cycle ending December 31, 2008.

(12)     Dollar value is calculated based on the number of unvested awards multiplied by UnionBanCal’s closing stock price of $61.25 on December 29, 2006.

2006 Option Exercises and Stock Vested

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Takashi Morimura(1)	—	—	—		—
David I. Matson	—	—	10,000	(2)	598,300
Philip B. Flynn	—	—	3,000	(3)	179,460
			18,000	(2)	1,076,900
JoAnn M. Bourne	—	—	3,750	(4)	214,913
			7,600	(2)	454,700
Linda F. Betzer	—	—	2,000	(5)	126,655
			6,800	(2)	406,800
Ronald H. Kendrick	37,334	1,109,040	2,250	(6)	128,948
			9,933	(7)	685,996

(1)          As an expatriate officer, Mr. Morimura does not receive bonus awards under the Senior Executive Bonus Plan, grants of options or restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan or grants of performance shares under the 1997 UnionBanCal Corporation Performance Share Plan.

(2)          Reflects payouts of performance shares for 2004 awards under the 1997 UnionBanCal Corporation Performance Share Plan. These awards reflect UnionBanCal’s performance over 2004, 2005 and 2006 as measured by ROE in relation to our peer group. The 2004 awards paid at maximum because our ROE was above the peer group 75th percentile on average over the three-year performance cycle. These awards were paid in cash; however, the 2004 awards are reported as stock awards because the value of the awards was tied to the value of UnionBanCal common stock. Therefore, these numbers do not reflect actual shares of UnionBanCal common stock, but performance shares that were paid in cash.

(3)          Reflects 3,000 shares of restricted stock which vested in 2006.

(4)          Reflects 3,750 shares of restricted stock which vested in 2006.

(5)          Reflects 500 shares of restricted stock which vested in April 2006 and 1,500 shares of restricted stock which vested in 2006 when Ms. Betzer met specified retirement milestones.

(6)          Reflects Mr. Kendrick’s 2006 performance share award which vested due to his retirement in April 2006.

(7)          Reflects the early cash payout of Mr. Kendrick’s 2005 and 2004 performance share awards under the 1997 UnionBanCal Corporation Performance Share Plan due to his retirement in April 2006. These awards were paid in cash; however, the 2005 and 2004 awards are reported as stock awards because the value of the awards was tied to the value of UnionBanCal common stock. Therefore, this number does not reflect actual shares of UnionBanCal common stock, but performance shares that were paid in cash. The value of the payout of these awards and Mr. Kendrick’s 2006 performance share award at the time of early vesting is reflected in the All Other Compensation column of the Summary Compensation Table.

2006 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Takashi Morimura(1)	—	—	—	—
David I. Matson	Union Bank of California Retirement Plan	30.00	1,282,000	—
	Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers	30.00	3,179,000	—
	Union Bank Executive Supplemental Benefit Plan	—	167,000	—
Philip B. Flynn	Union Bank of California Retirement Plan	27.00	630,000	—
	Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers	27.00	2,326,000	—
	Union Bank Executive Supplemental Benefit Plan	—	85,000	—
JoAnn M. Bourne	Union Bank of California Retirement Plan	25.50	738,000	—
	Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers	25.50	1,201,000	—
Linda F. Betzer	Union Bank of California Retirement Plan	30.00	1,416,000	—
	Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers	30.00	2,256,000	—
Ronald H. Kendrick	Union Bank of California Retirement Plan	30.00	1,190,000	59,570
	Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers	30.00	1,758,000	99,443

(1)          As an expatriate officer, Mr. Morimura is not eligible to participate in our retirement or supplemental retirement plans. See “Compensation Discussion and Analysis—Policy on Expatriate Compensation.”

Union Bank of California offers all full-time and certain other employees a qualified defined benefit plan that targets benefits of 50% to 60% of final average base pay plus bonus (subject to federal limits) for a 30-year employee. We believe that this type and level of benefit is relatively typical in our industry. In addition, senior executives receive benefits from a nonqualified supplemental plan that extends this target benefit beyond federal restrictions on the company-wide plan. We believe that this supplemental plan is also typical in our industry. Finally, a few executives receive small benefits under a grandfathered plan dating from a previous acquisition. These plans are described immediately below:

Union Bank of California Retirement Plan

This plan, which we refer to as our “retirement plan,” provides annual pension benefits (paid monthly) equal to 2% times 5-year final average earnings times years of service up to 30, reduced by a small factor reflecting Social Security coverage. Earnings reflect base compensation plus bonuses, subject to federal limits. Benefits are payable in full at age 62 with five years of service, or age 60 with 20 years of service. Benefits payable before this age and after age 55 are reduced 3% per year for early commencement. A range of annuity options with beneficiary protection is available to retiring executives, but lump sum payments are not available. This plan covers all full-time and certain other employees who complete one year of service, and is subject to IRS limitations on maximum includible compensation ($220,000 in 2006) and benefits payable ($175,000 per year commencing at age 62).

Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers

This plan, which we refer to as our “supplemental retirement plan,” provides annual pension benefits (paid monthly) under a formula that mirrors the retirement plan described above, but includes compensation and benefits without federal limitations. In 2006, this plan covered compensation (base plus bonus) in excess of $220,000, and annual benefits in excess of $175,000 commencing on or after age 62. The purpose of the plan is to keep executives whole for benefits that would be payable to all employees were it not for federal limits. This plan is only available to policy-making officers. We have occasionally enhanced benefits under this plan through individual executive contracts; however, none of the named executive officers has such enhancements.

Union Bank Executive Supplemental Benefit Plan

This plan applied only to executives of a prior bank acquired in 1988 and all benefit accruals were frozen at December 31, 1989. It provides 10 annual payments equal to 20% of the covered executive’s 1989 compensation. Annual payments under this plan are typically around $20,000 per executive. Payments commence at the later of age 55 or termination of employment and are made on a monthly basis.

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in 2006($)		Registrant Contributions in 2006($)	Aggregate Earnings in 2006($)	Aggregate Withdrawals/ Distributions($)		Aggregate Balance at December 31, 2006($)
Takashi Morimura	—		—	—	—		—
David I. Matson	—		—	8,675	—		196,758
Philip B. Flynn	—		—	—	—		—
JoAnn M. Bourne	404,000	(1)	—	15,700	—		419,700
Linda F. Betzer	—		—	—	—		—
Ronald H. Kendrick	—		—	32,616	—	(2)	739,916	(2)

(1)          Consists of $346,000 that Ms. Bourne deferred from the 1997 UnionBanCal Corporation Performance Share Plan and $58,000 deferred from the Senior Management Bonus Plan in March 2006.

(2)          In connection with Mr. Kendrick’s retirement in April 2006 and in accordance with his prior election, on January 31, 2007, he was paid his entire balance of $742,902, which included the aggregate balance at December 31, 2006 and accrued earnings to January 31, 2007.

Senior Vice Presidents and above are eligible to defer base salary and incentives for payment at a future date designated by the executive officers under the Union Bank of California Deferred Compensation Plan. Funds deferred under this plan accrue interest based on the average U.S. Treasury Constant Maturities Rate, calculated quarterly based on a rolling average for the previous 12 months. For deferrals of less than 36 months, accounts are credited with the rolling one year U.S. Treasury rate. Deferrals greater than 36 months are credited with the rolling five year U.S. Treasury rate. Distribution dates and forms of payment are elected at the time of deferral. Elections are irrevocable. Payments may be taken as a lump sum or annual installments over a period of either four or 10 years.

Other Potential Post-Employment Payments

As discussed above in “Executive Compensation—Compensation Discussion and Analysis,” we have entered into various arrangements with our named executive officers which provide for certain benefits in the event of their termination under a variety of circumstances. For the purpose of this discussion, we describe benefits under the following types of termination: voluntary termination, retirement, involuntary separation, change of control, death and disability. Where applicable we discuss the specific arrangements we have with our named executive officers, including under our Senior Executive Bonus Plan, Deferred Compensation Plan, Separation Pay Plan, retirement plan, supplemental retirement plan, provisions in employment agreements, change of control, stock option agreements, restricted stock agreements, and performance share agreements. Forms of each of these agreements except for the retirement plan have been filed as exhibits to our SEC reports and the following summary discussion is qualified by reference to these exhibits. Ms. Betzer retired on March 31, 2007. For presentation purposes, all of the benefits outlined in the Potential Post-Employment Payment Tables assume that the event of termination occurred on the last business day of the fiscal year, December 29, 2006. Further details regarding other potential post-employment benefits are set forth above in the Pension Benefits Table and Nonqualified Deferred Compensation Table.

Voluntary Termination

Even in a voluntary termination, an employee may be entitled to receive benefits, primarily those that have vested or otherwise been earned. Payments to which our named executive officers are entitled if termination occurred on December 29, 2006, consist of, to the extent applicable:

•       Their vested pension benefits. Further detail regarding pension benefits is provided in the Pension Benefits Table.

•       Balances in their deferred compensation accounts (which represent amounts we did not pay when they were earned, which have been credited with a standard rate of interest because we had use of those funds). Further detail regarding treatment of deferred compensation accounts upon termination is provided below in this section.

•       In certain cases of termination, our named executive officers may also receive the bonus earned for the year (or part of the year) they worked before termination. Further detail regarding bonuses is provided below in this section.

•       The value of performance shares earned upon the completion of the three-year performance cycle ended December 29, 2006 (2004 to 2006 performance period). Further detail regarding the treatment of equity upon termination is provided below in this section.

Two of the named executive officers, Mr. Matson and Ms. Betzer, are of qualified retirement age as of December 29, 2006, and therefore any voluntary termination would be considered a qualified retirement. Potential post-employment payments under voluntary termination for Mr. Flynn and Ms. Bourne are shown in the tables below.

Union Bank of California Deferred Compensation Plan

Named executive officers are entitled to their deferred compensation accounts in all types of termination. No increased benefits are triggered by an executive’s termination under our Deferred Compensation Plan. However, an executive’s termination can trigger early payment of the deferred amounts prior to the time originally specified by the executive in the executive’s election form.

If the participant is not eligible for early retirement, all amounts credited in the deferral account will be paid as soon as practicable (and within the requirements of Internal Revenue Code Section 409A) after termination and any accounts being paid in installments will be accelerated with the remaining installments paid in a lump sum. If the participant is eligible for early retirement, then we will follow the participant’s election.

In the case of death, the balance of an executive’s account will be paid in a single lump sum payment.

Payments will be made prior to the payment date specified in the executive’s election form in cases of disability and financial hardship.

Union Bank of California Senior Executive Bonus Plan

Our Senior Executive Bonus Plan generally provides that termination of employment prior to the end of the fiscal year results in forfeiture of an executive’s opportunity to receive an award under this plan. There are exceptions to this forfeiture clause if the termination is due to death, retirement, permanent disability or in exceptional circumstances. Under these circumstances, the executive (or the executive’s estate in the event of death) may be eligible to receive a pro-rata award.

However, in the event that employment was terminated on the last business day of the fiscal year, we believe the Compensation Committee has discretion to approve a full bonus under the plan for that fiscal year. For purposes of the calculations below, we have therefore assumed that the Committee would award the full bonus for the 2006 fiscal year if the executive’s employment terminated on December 29, 2006. In practice, we believe the Committee would consider this matter on a case by case basis taking into account relevant facts and circumstances.

Retirement

Our named executive officers receive certain benefits upon qualified retirement. In the case of normal retirement (age 62 with five years of service or age 60 with 20 years of service), our named executive officers become eligible to receive the following benefits:

•       the pro-rated portion of their salary and bonus for the year in which they retire,

•       deferred compensation account balance,

•       full retirement benefits under our retirement plan and supplemental retirement plan,

•       retiree medical benefits (but in this case normal retirement is at age 55 with 10 continuous years of service),

•       continued financial counseling for two years following retirement, and

•       vesting of certain unvested equity awards (but in this case normal retirement is at age 60 with 10 years of service or at age 62 with five years of service). Further detail regarding equity acceleration is provided below under “Treatment of Equity Upon Termination.”

Our named executive officers become eligible for early retirement after the age of 55. If they retire early, their pension benefits are reduced 3% each year for early commencement.

Two of our named executive officers, Mr. Flynn and Ms. Bourne, were not of retirement age (including early retirement) as of December 29, 2006 and therefore would not have been entitled to any retirement benefits. Potential post-employment payments under retirement for the two named executive officers who are currently eligible for retirement, Mr. Matson and Ms. Betzer, are shown in the tables below.

Involuntary Separation

Our named executive officers may receive termination benefits for involuntary separation either under the Separation Pay Plan (which applies to our named executive officers and employees generally) or in accordance with an employment agreement (which applies only to Mr. Flynn and Mr. Matson). Further detail is provided below under the captions “Separation Pay Plan,” which provides for termination benefits upon job elimination or other special circumstances, and “Employment Agreements,” which, in addition to the provisions described under “Separation Pay Plan,” provide benefits if the named executive officers leave for “good reason” (referred to in the agreements as “termination by the executive for cause”).

If the officer becomes entitled to receive severance benefits under the Separation Pay Plan or an employment agreement, he or she will receive:

•       the pro-rata portion of salary and bonus pay for which he or she normally would have been eligible, but only for services performed up to the date of termination and for that calendar year,

•       deferred compensation account balance,

•       a severance payment equal to two times the sum of his or her annual base salary plus the average of the last three annual bonuses, provided that in no instance is the bonus average amount used in the calculation in excess of 100% of annual base pay,

•       payment under our retirement plan and our supplemental retirement plan equal to:

•        vested retirement benefits under the plans, plus two years of additional pension credit to reflect the retirement benefits the officer would receive if he or she continued service for two years after his or her employment was terminated,

•       continued benefits under our health care benefit plans (medical, dental, insurance, etc.) for a period of two years,

•       continued other fringe benefits received by the officer which include financial counseling, tax reimbursements for financial counseling and car allowance for a period of two years and country club dues until January 1, 2008,

•       outplacement services up to a maximum of $20,000, and

•       vesting of certain unvested equity awards. Further detail regarding equity acceleration is provided below under the caption “Treatment of Equity Upon Termination.”

Separation Pay Plan

The Union Bank of California, N.A. Separation Pay Plan, adopted effective April 1, 2005, is maintained and operated as an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, commonly known as ERISA. The Separation Pay Plan provides salary continuation pay to any executive officer or other employee of Union Bank of California, or its designated subsidiaries or affiliates, eligible under the plan who is discharged under the circumstances stated in the plan and who is not a participant in or eligible to receive severance benefits under any other severance plan or arrangement. These circumstances include the termination of employment resulting from restructure or elimination of the executive officer or employee’s group, division, department, branch or position because of any of the following events, as determined by UnionBanCal in its sole discretion:

•       the sale of our stock or assets;

•       the internal reorganization of our operations;

•       a change in technology used by or in our business; or

•       reduced work volume.

Policy-making officers, including the named executive officers, are eligible to receive two years of salary continuation regardless of the number of years of service. For policy-making officers and specified other executive officers who participate in an incentive pay plan, the Senior Management Bonus Plan or

Senior Executive Bonus Plan, as applicable, we will add an amount equal to 1/52 of the average of the last three annual incentive payments the employee actually received to weekly base pay for each week the employee receives salary continuation, up to a maximum of 100% of annual base pay. We make salary continuation payments on a bi-weekly basis.

The payments under the Separation Pay Plan may be reduced, forfeited or required to be returned if the payments alone or in the aggregate would be nondeductible by Union Bank of California, the subsidiary or affiliate employer for purposes of federal income taxes under Section 280G of the tax code or otherwise, in the sole discretion of Union Bank of California.

The payments under the Separation Pay Plan are reduced by the amount of any payments made under our retirement plan and our supplemental retirement plan during the period of salary continuation. Supplemental retirement plan payments are required to commence upon termination of employment. Retirement plan payments commence at the election of the executive.

Employment Agreements

Additionally, we have entered into employment agreements with Messrs. Flynn and Matson which, in addition to the severance provisions as described above under the caption “Separation Pay Plan,” provide for severance benefits in the event of termination without cause and in the event of termination by the executive for cause, which is essentially a “good reason” voluntary termination.

Mr. Matson

Under the terms of his agreement, we may not terminate Mr. Matson without triggering severance benefits unless Mr. Matson:

•       materially and/or habitually breaches or neglects the duties which he is required to perform under the terms of his employment agreement;

•       commits any material act of dishonesty, fraud, misrepresentation, or other material act which would violate our Business Standards for Ethical Conduct;

•       is guilty of gross carelessness or misconduct;

•       fails to obey the lawful direction of our Chief Executive Officer or our Board; or

•       acts in any way that has a direct, substantial and adverse effect on our reputation.

In addition, under the terms of his agreement, Mr. Matson may terminate his employment for cause (for a “good reason”) and trigger severance benefits if he has incurred a material reduction of his duties, title or responsibility, a reduction in his annual base salary or a reduction in his overall compensation package below the median package for comparable executive positions at banks of similar size and focus.

Mr. Flynn

Under the terms of his agreement, we may not terminate Mr. Flynn without triggering severance benefits unless Mr. Flynn:

•       fails to attempt in good faith to perform the duties which he is required to perform under the terms of his employment agreement after written notice and a reasonable opportunity to cure such failure;

•       commits any material act of dishonesty, fraud, misrepresentation or willful misconduct with regard to Union Bank of California or in the performance of his duties which would violate our Business Standards for Ethical Conduct;

•       is guilty of gross carelessness with regard to a material matter in the performance of his duties;

•       fails to obey the written lawful direction of Union Bank of California’s Chief Executive Officer, the boards of Union Bank of California or UnionBanCal; or

•       is convicted of, or pleads nolo contendere to, a felony or any other crime involving fraud, dishonesty or a breach of trust.

In addition, under the terms of his agreement, Mr. Flynn may terminate his employment for cause (for a “good reason”) and trigger severance benefits upon the occurrence of any of the following:

•       reduction in title;

•       material reduction of his duties, authority or responsibility;

•       material reduction in his overall compensation package other than as a result of the competitive market analysis and/or year-to-year variations based on performance;

•       reduction in base salary;

•       failure by Union Bank of California to provide employee benefits (including equity, incentives and perquisites) to him on a basis at least as favorable as that which it provides to other similarly situated executives and/or policy-making officers, as applicable; or

•       any other material breach of the provisions of the employment agreement by Union Bank of California.

For Mr. Flynn, these severance benefits would be substantially the same as under the Separation Pay Plan.

Change of Control

In the event that control of our company changes, as described below under “Change of Control Agreements,” our named executive officers are entitled to benefits if they are terminated without cause or quit for a good reason during the 30-month period following a change of control. Under the “good reason” provision, the named executive officers will have an opportunity to leave for any reason in the 30-day period immediately following the first anniversary of the date of change of control. If a named executive officer becomes entitled to receive benefits under the plan, he or she will receive:

•       the pro-rated portion of his or her salary and bonus for the year the officer was terminated,

•       deferred compensation account balance,

•       a lump sum severance payment equal to three times the sum of his or her annual base salary and recent annual bonus, which is defined as at least equal to the target bonus for the year in which the change of control occurs. If the named executive officer is over the age of 62, he or she will receive only a fraction of the severance payment equal to the number of months until he or she reaches the age of 65 divided by 36.

•       a lump sum payment under our retirement plan and our supplemental retirement plan equal to:

•        vested retirement benefits under the plans, plus

•        three years of additional pension credit to reflect the retirement benefits the officer would receive if he or she continued service for three years after his or her employment was terminated,

•       continued benefits under our health care benefit plans (medical, dental, insurance, etc.) for a period of three years,

•       continued other fringe benefits received by the officer which include financial counseling, tax reimbursements for financial counseling and car allowance for a period of three years and country club dues until January 1, 2008,

•       outplacement services up to a maximum of 15% of base salary,

•       vesting of certain unvested equity awards. Further detail regarding equity acceleration is provided under the caption “Treatment of Equity Upon Termination,” and

•       gross up payments to cover the excise tax of any payments subject to an excise tax under Section 4999 of the Internal Revenue Code as defined under the caption “Change of Control Agreements” below.

Change of Control Agreements

We have entered into change of control agreements with our non-expatriate policy-making officers, including each of our named executive officers except Mr. Morimura. The agreements are for an initial thirty-month period and are extended automatically at the end of each year for an additional one year unless we deliver written notice to the officer, at least 60 days prior to the annual renewal date, that the agreement will not be extended. Pursuant to this provision, the change of control agreements were automatically extended for an additional one-year period in 2006.

The agreement becomes effective only in the event of a change of control. The agreement defines a change of control as:

•       the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of UnionBanCal; or

•       the acquisition by UnionBanCal of the assets or stock of another entity;

except where, in either case, at least 30% of the common stock and voting power of the resulting entity is owned by The Bank of Tokyo-Mitsubishi UFJ (or specified affiliates), and no individual, entity or group owns a larger percentage of common stock than The Bank of Tokyo-Mitsubishi UFJ (or those affiliates).

If a change of control occurs, we will continue the executive’s employment for a period of 30 months from the date of the change of control. During this period:

•       The executive’s position and duties will be at least commensurate with the most significant duties held by him or her during the 120-day period prior to the date of a change of control.

•       We may not assign the officer to an office at a location more than 35 miles from his or her present office.

•       Each officer will receive a monthly base salary equal to or greater than the highest monthly base salary he or she earned during the 12-month period prior to the date of the change of control, and an annual bonus opportunity in cash at least equal to the officer’s target bonus under our Senior Management Bonus Plan or Senior Executive Bonus Plan, as applicable, in the year in which the change of control occurred.

•       The officer will be eligible to participate in all of our executive compensation plans and employee benefit plans, including medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs, at least equal to the most favorable of those plans which were in effect at any time during the 120-day period preceding the change of control.

•       The officer will be eligible to participate in all of our incentive, savings and retirement plans, including cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs, at least equal to the most favorable of those plans which were in effect at any time during the 120-day period preceding the effective date.

If the officer dies or becomes disabled during the employment period, the officer or his or her beneficiary will receive accrued obligations, including salary, pro rata bonus, deferred compensation and vacation pay, and death or disability benefits.

If the Internal Revenue Service subjects any payment to the officer under this agreement to an excise tax under Section 4999 of the Internal Revenue Code, the officer will receive an additional payment so that the amount he or she receives equals the amount he or she would receive under the agreement if an excise tax were not imposed. However, this additional payment will not be made to the officer unless the payment exceeds 110% of the payments that could have been made to him or her without the imposition of an excise tax.

Death

In the case of death, the named executive officer’s beneficiary becomes eligible to receive the following benefits:

•       the pro-rated portion of the named executive officer’s salary and bonus for the year or part of the year employed,

•       deferred compensation account balance,

•       payment under our retirement plan and our supplemental retirement plan equal to:

•        100% survivor benefit under the qualified plan if the named executive officer is eligible for early retirement; otherwise, the survivor will receive 50% of the benefit,

•        50% survivor benefit under our supplemental retirement plan if the named executive officer is eligible for early retirement; otherwise, the survivor receives no benefit,

•       basic life insurance coverage equal to $10,000,

•       dependents receive health coverage until the end of the month in which the death occurred. Dependents may receive continuing medical benefits for up to 36 months following the death, and

•       vesting of certain unvested equity awards. Further detail regarding equity acceleration is provided under “Treatment of Equity Upon Termination.”

In the case of death, the balance of an executive’s deferred compensation account will be paid in a single lump sum payment.

Disability

In the event a named executive officer becomes disabled, he or she becomes eligible to receive the following benefits:

•       the pro-rated portion of the named executive officer’s salary and bonus for the year in which he or she becomes disabled,

•       deferred compensation account balance,

•       short-term and long-term disability benefits,

•       payment under our retirement plan and our supplemental retirement plan, and

•       vesting of certain unvested equity awards. Further detail regarding equity acceleration is provided under “Treatment of Equity Upon Termination.”

In the case of disability, payments from the named executive officer’s deferred compensation accounts will be made prior to the payment date specified by the executive in the executive’s election form.

For the purposes of the Potential Post-Employment Payments Tables below, we have assumed that Mr. Matson and Ms. Betzer would forgo short-term disability and long-term disability payments in lieu of more valuable pension benefits. We have assumed Mr. Flynn and Ms. Bourne would remain on short-term disability and then long-term disability until they accrue the maximum 30 years of service and reach the unreduced payment age of 60 under normal retirement.

Treatment of Equity Upon Termination

Stock Option Agreements

Our stock option award agreements generally provide for forfeiture of all unvested stock options upon termination. There are exceptions to this forfeiture clause. The stock option award agreements provide for immediate vesting of outstanding options granted at least six months prior to termination in the following circumstances:

•       retirement,

•       death,

•       disability,

•       involuntary separation under the terms of the Separation Pay Plan, or

•       involuntary separation under the terms of the employment agreements of Messrs. Flynn and Matson.

In the case of retirement and involuntary separation, options are exercisable for the earlier of three years from termination or the expiration of the option. Under death and disability, options are exercisable for the earlier of one year from the date of death or disability or expiration of the option.

The stock option award agreements of our named executive officers under the Year 2000 UnionBanCal Management Stock Plan provide that all outstanding options will vest and become immediately exercisable upon consummation of a change of control. Under the stock option agreements, a “change of control” is generally defined as described above under the caption “Change of Control Agreements.”

For the purpose of our Potential Post-Employment Payments Tables below, we have shown the intrinsic value of unvested options that would vest upon termination, which represents the difference between the amount by which the closing price of our common stock on December 29, 2006, the last business day of the year, exceeded the exercise price of the options.

Restricted Stock Agreements

Our restricted stock award agreements generally provide for forfeiture of all unvested restricted stock upon termination. There are exceptions to this forfeiture clause. The restricted stock award agreements under the Year 2000 UnionBanCal Management Stock Plan provide for immediate vesting of restricted stock granted at least six months prior to termination in the following circumstances:

•       retirement,

•       death,

•       disability,

•       involuntary separation under the terms of the Separation Pay Plan,

•       involuntary separation under the terms of the employment agreements of Messrs. Flynn and Matson, or

•       termination under the change of control agreement.

For the purpose of our Potential Post-Employment Payments Tables below, we have shown the intrinsic value of unvested restricted stock awards that would vest upon termination, which represents the closing price of our common stock on December 29, 2006 for each share of unvested restricted stock.

Performance Share Plan Awards

Our Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan generally provides that termination of employment prior to the end of a performance cycle will result in forfeiture of an executive’s opportunity to receive an earned award under this plan. There are exceptions under this plan for the following types of termination:

•       retirement,

•       death,

•       disability,

•       involuntary separation under the terms of the Separation Pay Plan,

•       involuntary separation under the terms of the employment agreements of Messrs. Flynn and Matson, or

•       termination under the change of control agreement.

In these cases of termination, the executive (or the executive’s estate in the event of death) would be eligible to receive a pro rata earned award based on the time the executive was employed during the performance cycle. In addition, the Compensation Committee is given sole discretion to authorize any combination of continued participation, pro-ration or early distribution of earned awards which would otherwise be forfeited.

In such circumstances, for any performance cycle older than nine months still running, the named executive officer (or executive’s beneficiary or estate in the event of death) will be eligible to receive an earned award equal to the sum of:

•       the number of performance shares (as a multiple of the target award) earned for the years in the applicable performance cycle that were completed prior to the termination of employment; plus

•       100% of the target award for each of the years in the applicable performance cycle that were not completed prior to the termination of employment or disability.

Under the 2006 performance share awards, payment of these earned awards will be made in shares of common stock or deferred stock units credited to the executive’s account, if applicable, within two and one-half months following the termination date. Under the terms of the 2004 and 2005 awards, the value payable for an earned award will be calculated based upon the average month-end price of our common stock for the six months immediately preceding the employment termination date. The 2004 and 2005 awards will be paid in cash, or credited to the executive’s deferred compensation account, if applicable, within two and one-half months following the employment termination date.

For the purpose of our Potential Post-Employment Payments Tables below, we have shown the intrinsic value of unvested performance share awards that would vest upon termination, which represent for any cycle older than nine months still running, the actual value earned under the performance formula for completed years of still running cycles, plus the target value for uncompleted years of still running cycles valued at the average month-end closing price of our common stock during the six month period ended on December 29, 2006, and the closing price of our common stock on December 29, 2006, for the 2005 and 2006 performance share awards, respectively.

Potential Post-Employment Payment Tables

The amount of compensation payable to each named executive officer in each termination situation is listed in the tables below as of December 29, 2006.

David I. Matson

	Type of Termination
Type of Payment	Voluntary ($)(1)		Qualified Retirement ($)		Death ($)		Disability ($)		Involuntary ($)		Change of Control ($)
2006 Bonus Under Senior Executive Bonus Plan(2)	210,000		210,000		210,000		210,000		210,000		210,000
2004 - 2006 Completed Performance Cycle(3)	598,300		598,300		598,300		598,300		598,300		598,300
Deferred Compensation Balance	196,758		196,758		196,758		196,758		196,758		196,758
Pension
Vested Retirement Plan(4)	1,282,000		1,282,000		1,166,000		1,282,000		1,282,000	(19)	1,282,000
Additional Retirement Plan(5)	—		—		—		—		—	(19)	71,000	(20)
Vested Supplemental Retirement Plan	3,179,000		3,179,000		1,576,000		3,179,000		3,179,000		3,179,000
Additional Supplemental Retirement Plan(5)	—		—		—		—		363,000		620,000
Executive Supplemental Benefit Plan(6)	167,000		167,000		418,000		167,000		167,000		167,000
Severance
Severance Payment(7)	—		—		—		—		742,933		2,162,250	(21)
Estimated Change of Control Excise-Tax Gross-Up(8)	—		—		—		—		—		—
Other Benefits
Perquisites(9)	43,311	(14)	43,311	(14)	—	(16)	—		94,772		180,751
Health Care Benefits(10)	—		—	(15)	—	(17)	—		15,683		23,525
Disability Benefits
Short-Term Disability	—		—		—		—	(18)	—		—
Long-Term Disability	—		—		—		—	(18)	—		—
Total Payments	5,676,369		5,676,369		4,165,058		5,633,058		6,849,446		8,690,584
Value of Unvested Equity That Vests
Unvested Option Spread(11)	64,470		64,470		64,470		64,470		64,470		64,470
Unvested Restricted Stock(12)	—		—		—		—		—		—
Performance Shares (unvested)(13)	1,308,600		1,308,600		1,308,600		1,308,600		1,308,600		1,308,600
Grand Total of Payments and Value of Unvested Equity That Vests Upon Termination	7,049,439		7,049,439		5,538,128		7,006,128		8,222,516		10,063,654

(1)           We assume for purposes of this presentation that, because Mr. Matson is eligible to retire, he would elect to begin retirement benefits in the event of voluntary termination.

(2)           The bonus for 2006 would be earned based on performance through the last business day of the year, December 29, 2006, the assumed termination date. Individuals terminating on the last business day of the fiscal year might not be entitled to the full year bonus, but in many circumstances an executive working the full year would be entitled to the bonus earned for that year.

(3)           Represents the average month-end closing price for the six month period ended on December 29, 2006 for each performance share earned upon completion of the three-year performance cycle ended December 29, 2006. Further detail is provided in the Compensation Discussion and Analysis and the Option Exercises and Stock Vested Table.

(4)           All executive officers have vested balances under the qualified plan to which they would be entitled if they terminated on December 29, 2006. The qualified plan applies to all employees.

(5)           Value of additional retirement and supplemental retirement plan benefits Mr. Matson would receive with additional years of service credit, two years for involuntary termination and three years for termination post-change of control.

(6)           Per Mr. Matson’s employment agreement, he is entitled to benefits from the Union Bank Executive Supplemental Benefit Plan, a frozen grandfathered plan from a previous acquisition. Further detail is provided in the Pension Benefits Table.

(7)           Executives are eligible for a severance payment equal to twice the sum of salary and 3-year average bonus upon involuntary termination and three times the sum of salary and most recent bonus, which is equal to at least the target bonus, upon termination post-change of control. Under involuntary termination, severance payments are reduced by retirement and supplemental retirement plan payouts, made under the plans’ normal payment form. For Mr. Matson, this reduction would total $800,400.

(8)           The amounts shown, if any, are the tax reimbursements calculated under Internal Revenue Code Section 4999.

(9)           Includes perquisites such as financial counseling, auto allowance, and any tax reimbursements for two years upon involuntary separation and three years upon post-change of control termination. Club dues until January 1, 2008 and outplacement services up to a maximum of $20,000 for involuntary termination and up to a maximum of 15% of base salary for termination post-change of control are also provided.

(10)     Named executive officers are eligible to receive the same health benefits as all employees during the severance period, two years upon involuntary separation and three years upon post-change of control termination.

(11)     This represents the amount by which the closing price of our common stock on December 29, 2006 exceeded the exercise price for each option granted at least six months prior to termination.

(12)     This represents the closing price on December 29, 2006 for each share of unvested restricted stock granted at least six months prior to termination.

(13)     The intrinsic, or unrealized, value of unvested performance share awards that would vest upon a qualified termination, as shown in each column of the Potential Post-Employment Payment Table. This value represents for any cycle older than nine months still running, the actual value earned based on the performance formula for completed years of still running cycles, plus the target value for uncompleted years of still running cycles. As described under “Performance Share Plan Awards” the value of the 2005 unvested performance share awards is calculated based on the average closing price for the six month period ending on December 29, 2006. The value of the 2006 unvested performance share awards is calculated based on the closing price on December 29, 2006.

(14)     The value shown represents two additional years of financial counseling that policy-making officers are eligible for upon qualified retirement.

(15)     Upon qualified retirement, employees with 55 years of age and 10 years of service are entitled to retiree medical benefits and these benefits are the same for every eligible employee; therefore, no value is shown.

(16)     All employees receive basic life insurance coverage equal to $10,000.

(17)     Health benefit coverage for dependents extends to the end of the month during which the named executive’s death occurs.

(18)     As described under “Disability,” Mr. Matson would forego short-term disability and long-term disability payments in lieu of more valuable pension.

(19)     In the case of involuntary termination, Mr. Matson may commence payment of his retirement plan benefit and must commence payment of his supplemental retirement plan benefit. We have assumed that he will commence immediate payment under both plans. Severance payments will be reduced by the amount of retirement and supplemental retirement benefits received during the two-year separation pay period.

(20)     Payment for the three additional years of service credit for the qualified plan would be paid as a lump sum under the change of control agreements. Because this payment is considered to be an extra benefit available only to certain officers, it cannot be paid from the qualified plan, and would be made by us.

(21)     In the event of a change of control, Mr. Matson would not receive full severance payment because he is over the age of 62. He will only receive a fraction (equal to the number of months until he reaches the age of 65 divided by 36) of the three times salary plus bonus. The number shown represents approximately 86% (31/36) of the full $2.5 million.

Philip B. Flynn

	Type of Termination
Type of Payment	Voluntary ($)	Qualified Retirement ($)(1)		Death ($)		Disability ($)		Involuntary ($)		Change of Control ($)
2006 Bonus under Senior Executive Bonus Plan(2)	340,000	—		340,000		340,000		340,000		340,000
2004 - 2006 Completed Performance Cycle(3)	1,076,900	—		1,076,900		1,076,900		1,076,900		1,076,900
Deferred Compensation Balance	—	—		—		—		—		—
Pension
Vested Retirement Plan(4)	438,000	—		219,000		700,000	(17)	438,000		438,000
Additional Retirement Plan(5)	—	—		—		—		56,000		65,000	(19)
Vested Supplemental Retirement Plan(6)	—	—		—		2,584,000	(17)	—		—
Additional Supplemental Retirement Plan(5)	—	—		—		—		—	(18)	—	(18)
Executive Supplemental Benefit Plan(7)	85,000	—		213,000		85,000		85,000		85,000
Severance
Severance Payment(8)	—	—		—		—		2,293,333		3,900,000
Estimated Change of Control Excise-Tax Gross-Up(9)	—	—		—		—		—		2,127,301
Other Benefits
Perquisites(10)	—	—		—	(15)	—		94,931		208,660
Health Care Benefits(11)	—	—		—	(16)	—		19,474		29,210
Disability Benefits
Short-Term Disability	—	—		—		380,000		—		—
Long-Term Disability	—	—		—		750,000		—		—
Total Payments	1,939,900	—	(1)	1,848,900		5,915,900		4,403,638		8,270,071
Value of Unvested Equity That Vests
Unvested Option Spread(12)	—	—		115,080		115,080		115,080		115,080
Unvested Restricted Stock(13)	—	—		91,875		91,875		91,875		91,875
Performance Shares (unvested)(14)	—	—		2,470,500		2,470,500		2,470,500		2,470,500
Grand Total of Payments and Value of Unvested Equity that Vests Upon Termination	1,939,900	—	(1)	4,526,355		8,593,355		7,081,093		10,947,526

(1)           Mr. Flynn is not of qualified retirement age; therefore he is entitled to no extra benefits beyond voluntary termination as of December 29, 2006.

(2)           The bonus for 2006 would be earned based on performance through the last business day of the year, December 29, 2006, the assumed termination date. Individuals terminating on the last business day of the fiscal year might not be entitled to the full year bonus, but in many circumstances an executive working the full year would be entitled to the bonus earned for that year.

(3)           Represents the average month-end closing price for the six month period ended on December 29, 2006 for each performance share earned upon completion of the three year performance cycle ended December 29, 2006. Further detail is provided in the Compensation Discussion and Analysis and the Option Exercises and Stock Vested Table.

(4)           All executive officers have vested balances under the qualified plan to which they would be entitled if they terminated on December 29, 2006. The qualified plan applies to all employees.

(5)           Value of additional retirement and supplemental retirement plan benefits Mr. Flynn would receive with additional years of service credit, two years for involuntary termination and three years for termination post-change of control.

(6)           Mr. Flynn would not receive any supplemental retirement plan payments because he was not eligible for retirement under the supplemental retirement plan, which required 55 years of age with 10 years of service, at December 29, 2006.

(7)           Per Mr. Flynn’s employment agreement, he is entitled to benefits from the Union Bank Executive Supplemental Benefit Plan, a frozen grandfathered plan from a previous acquisition. Further detail is provided in the Pension Benefits Table.

(8)           Executives are eligible for a severance payment equal to twice the sum of salary and 3-year average bonus upon involuntary termination and three times the sum of salary and most recent bonus, which is equal to at least the target bonus, upon termination post-change of control.

(9)           The amounts shown, if any, are the tax reimbursements calculated under Internal Revenue Code Section 4999. The amounts shown could be less if certain amounts are treated as reasonable compensation or in exchange for a noncompete.

(10)     Includes perquisites such as financial counseling, auto allowance, and any tax reimbursements for two years upon involuntary separation and three years upon post-change of control termination. Club dues until January 1, 2008 and outplacement services up to a maximum of $20,000 for involuntary termination and up to a maximum of 15% of base salary for termination post-change of control are also provided.

(11)     Named executive officers are eligible to receive the same health benefits as all employees during the severance period, two years upon involuntary separation and three years upon post-change of control termination.

(12)     This represents the difference between the amount by which the closing price of our common stock on December 29, 2006 exceeded the exercise price for each option granted at least six months prior to termination.

(13)     This represents the closing price on December 29, 2006 for each share of unvested restricted stock granted at least six months prior to termination.

(14)     The intrinsic, or unrealized, value of unvested performance share awards that would vest upon a qualified termination, as shown in each column of the Potential Post-Employment Payment Table. This value represents for any cycle older than nine months still running, the actual value earned based on the performance formula for completed years of still running cycles, plus the target value for uncompleted years of still running cycles. As described under “Performance Share Plan Awards” the value of the 2005 unvested performance share awards is calculated based on the average closing price for the six month period ending on December 29, 2006. The value of the 2006 unvested performance share awards is calculated based on the closing price on December 29, 2006.

(15)     All employees receive basic life insurance coverage equal to $10,000.

(16)     Health benefit coverage for dependents extends to the end of the month during which the named executive’s death occurs.

(17)     As described under “Disability,” Mr. Flynn is assumed to remain on short-term disability and then long-term disability until he accrues the maximum thirty years of service and reaches the unreduced payment age of 60 under normal retirement.

(18)     Even with additional years of service credit, two years for involuntary separation and three years for change of control, Mr. Flynn would not be eligible for retirement under the supplemental retirement plan, which required 55 years of age with 10 years of service, as of December 29, 2006.

(19)     Payment for the three additional years of service credit for the qualified plan would be paid as a lump sum under the change of control agreements. Because this payment is considered to be an extra benefit available only to certain officers, it cannot be paid from the qualified plan, and would be made by us.

JoAnn M. Bourne

	Type of Termination
Type of Payment	Voluntary ($)	Qualified Retirement ($)(1)		Death ($)		Disability ($)		Involuntary ($)		Change of Control ($)
2006 Bonus Under Senior Executive Bonus Plan(2)	110,000	—		110,000		110,000		110,000		110,000
2004 - 2006 Completed Performance Cycle(3)	454,700	—		454,700		454,700		454,700		454,700
Deferred Compensation Balance	419,700	—		419,700		419,700		419,700		419,700
Pension
Vested Retirement Plan(4)	511,000	—		207,000		868,000	(16)	511,000		511,000
Additional Retirement Plan(5)	—	—		—		—		69,000		77,000	(18)
Vested Supplemental Retirement Plan(6)	—	—		—		1,413,000	(16)	—		—
Additional Supplemental Retirement Plan(5)	—	—		—		—		—	(17)	—	(17)
Severance
Severance Payment(7)	—	—		—		—		1,113,333		1,632,000
Estimated Change of Control Excise-Tax Gross-Up(8)	—	—		—		—		—		—
Other Benefits
Perquisites(9)	—	—		—	(14)	—		95,351		161,380
Health Care Benefits(10)	—	—		—	(15)	—		19,474		29,210
Disability Benefits
Short-Term Disability	—	—		—		199,000		—		—
Long-Term Disability	—	—		—		587,000		—		—
Total Payments	1,495,400	—	(1)	1,191,400		4,051,400		2,792,558		3,394,990
Value of Unvested Equity That Vests
Unvested Option Spread(11)	—	—		60,409		60,409		60,409		60,409
Unvested Restricted Stock(12)	—	—		689,063		689,063		689,063		689,063
Performance Shares (unvested)(13)	—	—		543,700		543,700		543,700		543,700
Grand Total of Payments and Value of Unvested Equity That Vests Upon Termination	1,495,400	—	(1)	2,484,572		5,344,572		4,085,730		4,688,162

(1)           Ms. Bourne is not of qualified retirement age; therefore, she is entitled to no extra benefits beyond voluntary termination as of December 29, 2006.

(2)           The bonus for 2006 would be earned based on performance through the last business day of the year, December 29, 2006, the assumed termination date. Individuals terminating on the last business day of the fiscal year might not be entitled to the full year bonus, but in many circumstances an executive working the full year would be entitled to the bonus earned for that year.

(3)           Represents the average month-end closing price for the six month period ended on December 29, 2006 for each performance share earned upon completion of the three year performance cycle ended December 29, 2006. Further detail is provided in the Compensation Discussion and Analysis and the Option Exercises and Stock Vested Table.

(4)           All executive officers have vested balances under the qualified plan to which they would be entitled if they terminated on December 29, 2006. The qualified plan applies to all employees.

(5)           Value of additional retirement and supplemental retirement plan benefits Ms. Bourne would receive with additional years of service credit, two years for involuntary termination and three years for termination post-change of control.

(6)           Ms. Bourne would not receive any supplemental retirement plan payments because she was not eligible for retirement under the supplemental retirement plan, which required 55 years of age with 10 years of service, at December 29, 2006.

(7)           Executives are eligible for a severance payment equal to twice the sum of salary and 3-year average bonus upon involuntary termination and three times the sum of salary and most recent bonus, which is equal to at least the target bonus, upon termination post-change of control.

(8)           The amounts shown, if any, are the tax reimbursements calculated under Internal Revenue Code Section 4999.

(9)           Includes perquisites such as financial counseling, auto allowance, and any tax reimbursements for two years upon involuntary separation and three years upon post-change of control termination. Club dues until January 1, 2008 and outplacement services up to a maximum of $20,000 for involuntary termination and up to a maximum of 15% of base salary for termination post-change of control are also provided.

(10)     Named executive officers are eligible to receive the same health benefits as all employees during the severance period, two years upon involuntary separation and three years upon post-change of control termination.

(11)     This represents the amount by which the closing price of our common stock on December 29, 2006 exceeded the exercise price for each option granted at least six months prior to termination.

(12)     This represents the closing price on December 29, 2006 for each share of unvested restricted stock granted at least six months prior to termination.

(13)     The intrinsic, or unrealized, value of unvested performance share awards that would vest upon a qualified termination, as shown in each column of the Potential Post-Employment Payment Table. This value represents for any cycle older than nine months still running, the actual value earned based on the performance formula for completed years of still running cycles, plus the target value for uncompleted years of still running cycles. As described under “Performance Share Plan Awards” the value of the 2005 unvested performance share awards is calculated based on the average closing price for the six month period ending on December 29, 2006. The value of the 2006 unvested performance share awards is calculated based on the closing price on December 29, 2006.

(14)     All employees receive basic life insurance coverage equal to $10,000.

(15)     Health benefit coverage for dependents extends to the end of the month during which the named executive’s death occurs.

(16)     As described under “Disability,” Ms. Bourne is assumed to remain on short-term disability and then long-term disability until she accrues the maximum thirty years of service and reaches the unreduced payment age of 60 under normal retirement.

(17)     Even with additional years of service credit, two years for involuntary separation and three years for change of control, Ms. Bourne would not be eligible for retirement under the supplemental retirement plan, which required 55 years of age with 10 years of service, as of December 29, 2006.

(18)     Payment for the three additional years of service credit for the qualified plan would be paid as a lump sum under the change of control agreements. Because this payment is considered to be an extra benefit available only to certain officers, it cannot be paid from the qualified plan, and would be made by us.

Linda F. Betzer

	Type of Termination
Type of Payments	Voluntary ($)(1)		Qualified Retirement ($)		Death ($)		Disability ($)		Involuntary ($)		Change of Control ($)
2006 Bonus Under Senior Executive Bonus Plan(2)	110,000		110,000		110,000		110,000		110,000		110,000
2004 - 2006 Completed Performance Cycle(3)	406,800		406,800		406,800		406,800		406,800		406,800
Deferred Compensation Balance	—		—		—		—		—		—
Pension
Vested Retirement Plan(4)	1,416,000		1,416,000		1,162,000		1,416,000		1,416,000	(18)	1,416,000
Additional Retirement Plan(5)	—		—		—		—		—	(18)	73,000	(19)
Vested Supplemental Retirement Plan	2,256,000		2,256,000		1,004,000		2,256,000		2,256,000		2,256,000
Additional Supplemental Retirement Plan(5)	—		—		—		—		97,000		76,000
Severance
Severance Payment(6)	—		—		—		—		513,333		1,656,000
Estimated Change of Control Excise-Tax Gross-Up(7)	—		—		—		—		—		—
Other Benefits
Perquisites(8)	43,311	(13)	43,311	(13)	—	(15)	—		87,311		154,090
Health Care Benefits(9)	—		—	(14)	—	(16)	—		13,963		20,944
Disability Benefits
Short-Term Disability	—		—		—		—	(17)	—		—
Long-Term Disability	—		—		—		—	(17)	—		—
Total Payments	4,232,111		4,232,111		2,682,800		4,188,800		4,900,407		6,168,834
Value of Unvested Equity That Vests
Unvested Option Spread(10)	55,080		55,080		55,080		55,080		55,080		55,080
Unvested Restricted Stock(11)	—		—		—		—		—		—
Performance Shares (unvested)(12)	523,300		523,300		523,300		523,300		523,300		523,300
Grand Total of Payments and Value of Unvested Equity That Vests Upon Termination	4,810,491		4,810,491		3,261,180		4,767,180		5,478,787		6,747,214

(1)           We assume for purposes of this presentation that, because Ms. Betzer is eligible to retire, she would elect to begin retirement benefits in the event of voluntary termination.

(2)           The bonus for 2006 would be earned based on performance through the last business day of the year, December 29, 2006, the assumed termination date. Individuals terminating on the last business day of the fiscal year might not be entitled to the full year bonus, but in many circumstances an executive working the full year would be entitled to the bonus earned for that year.

(3)           Represents the average month-end closing price for the six month period ended on December 29, 2006 for each performance share earned upon completion of the three year performance cycle ended December 29, 2006. Further detail is provided in the Compensation Discussion and Analysis and the Option Exercises and Stock Vested Table.

(4)           All executive officers have vested balances under the qualified plan to which they would be entitled if they terminated on December 29, 2006. The qualified plan applies to all employees.

(5)           Value of additional retirement and supplemental retirement plan benefits Ms. Betzer would receive with additional years of service credit, two years for involuntary termination and three years for termination post-change of control.

(6)           Executives are eligible for a severance payment equal to twice the sum of salary and 3-year average bonus upon involuntary termination and three times the sum of salary and most recent bonus, which is equal to at least the target bonus, upon termination post-change of control. Under involuntary termination, severance payments are reduced by retirement and supplemental retirement plan payouts, made under the plans’ normal payment form. For Ms. Betzer, this reduction would total $570,000.

(7)           The amounts shown, if any, are the tax reimbursements calculated under Internal Revenue Code Section 4999.

(8)           Includes perquisites such as financial counseling, auto allowance, and any tax reimbursements for two years upon involuntary separation and three years upon post-change of control termination. Club dues until January 1, 2008 and outplacement services up to a maximum of $20,000 for involuntary termination and up to a maximum of 15% of base salary for termination post-change of control are also provided.

(9)           Named executive officers are eligible to receive the same health benefits as all employees during the severance period, two years upon involuntary separation and three years upon post-change of control termination.

(10)     This represents the amount by which the closing price of our common stock on December 29, 2006 exceeded the exercise price for each option granted at least six months prior to termination.

(11)     This represents the closing price on December 29, 2006 for each share of unvested restricted stock granted at least six months prior to termination.

(12)     The intrinsic, or unrealized, value of unvested performance share awards that would vest upon a qualified termination, as shown in each column of the Potential Post-Employment Payment Table. This value represents for any cycle older than nine months still running, the actual value earned based on the performance formula for completed years of still running cycles, plus the target value for uncompleted years of still running cycles. As described under “Performance Share Plan Awards” the value of the 2005 unvested performance share awards is calculated based on the average closing price for the six month period ending on December 29, 2006. The value of the 2006 unvested performance share awards is calculated based on the closing price on December 29, 2006.

(13)     The value shown represents two additional years of financial counseling that policy-making officers are eligible for upon qualified retirement.

(14)     Upon qualified retirement, employees with 55 years of age and 10 years of service are entitled to retiree medical benefits and these benefits are the same for every eligible employee; therefore, no value is shown.

(15)     All employees receive basic life insurance coverage equal to $10,000.

(16)     Health benefit coverage for dependents extends to the end of the month during which the named executive’s death occurs.

(17)     As described under “Disability,” Ms. Betzer would forego short-term disability and long-term disability payments in lieu of more valuable pension.

(18)     In the case of involuntary termination, Ms. Betzer may commence payment of her retirement plan benefit and must commence payment of her supplemental retirement plan benefit. We have assumed that she will commence immediate payment under both plans. Severance payments will be reduced by the amount of retirement and supplemental retirement benefits received during the two-year separation pay period.

(19)     Payment for the three additional years of service credit for the qualified plan would be paid as a lump sum under the change of control agreements. Because this payment is considered to be an extra benefit available only to certain officers, it cannot be paid from the qualified plan, and would be made by us.

Mr. Ronald H. Kendrick’s Retirement in 2006

Ronald H. Kendrick retired on April 30, 2006. Upon his retirement he received a one-time lump sum payment of $300,000 made in conjunction with a separate post-retirement consulting agreement in lieu of any payment under the Senior Executive Bonus Plan in 2006.

Mr. Kendrick’s 26,001 stock options that remained unvested as of April 30, 2006 were immediately vested with an intrinsic value equal to $174,788 based on our closing stock price on April 30, 2006. This included options granted within six months of his retirement. Under the Performance Share Plan, Mr. Kendrick received acceleration of performance shares reflecting our performance relative to peers in 2004 and 2005, and target performance for the remaining years. This included performance shares granted within nine months of his retirement. See the All Other Compensation Table for the value of these payments.

In addition to Mr. Kendrick’s accelerated equity awards, he was paid his deferred compensation balance of $742,902 on January 31, 2007 in accordance with his prior election. Mr. Kendrick also became eligible for benefits under the Retirement Plan and the Supplemental Executive Retirement Plan. See the Pension Benefits Table for the present value of Mr. Kendrick’s retirement benefits.

Upon his retirement, Mr. Kendrick became eligible for retiree medical benefits which all eligible retiring employees may receive if they are of age 55 with 10 years of service. Mr. Kendrick will continue to be eligible for financial counseling services until two years following retirement, which was April 30, 2006, with an estimated value equal to approximately $42,150. We also transferred a country club membership to Mr. Kendrick that was valued at $77,500 after the transfer fee.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy

In March 2007, the Board of Directors adopted a written policy that the Audit Committee will review, and when appropriate, approve or ratify all related person transactions and defined in and in accordance with the written policy.

Our related person transactions policy requires people covered by the policy to seek the approval of the Audit Committee of the Board of Directors prior to entering into a related person transaction with us. People whom the related person transactions policy covers have the primary responsibility for compliance with the policy.

What is covered.   A related person transaction is any contract, arrangement or relationship (or a similar series of them) in which UnionBanCal or any of its subsidiaries is a participant, where the amount involved exceeds $120,000 and in which any related person has a direct or indirect material interest.

We do not consider some transactions that might otherwise fall under the broad description above to be related person transactions that require Audit Committee approval, including:

•       transactions in which the rates or charges involved are determined by competitive bids, or which involve services rendered as a common or contract carrier, or public utility, at rates or charges fixed by law or governmental authority;

•       services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar or other services we offer in the ordinary course of business with standard pricing and terms;

•       the extension of credit in the ordinary course of business;

•       transactions in which the person’s interest is solely from the ownership of our stock, and all holders of our stock receive the same benefit;

•       compensation to an employee approved by the Executive Compensation & Benefits Committee; and

•       compensation to our directors that is described in our proxy statement.

In addition, this policy does not apply to transactions that are covered by our other related party policies, which are described below.

Who is covered.   People or entities that would be covered as related persons include UnionBanCal’s directors, policy-making officers and nominees for director and any person or entity that owns more than 5% of our stock. The term also includes the immediate family members of those covered people, as well as companies by which they are employed or in which they have a significant ownership interest.

Procedures for review, approval and ratification.   The policy provides the following procedures for review, approval and ratification of related person transactions:

•       Management, the affected director or executive officer will notify our corporate secretary that a related person proposes to enter into a transaction that may be covered by the policy and provide sufficient information to permit our general counsel to determine whether to seek Audit Committee approval.

•       If our general counsel determines to seek approval, then our corporate secretary will provide the information to the Audit Committee for review, and if a director is a transaction participant, to the chair of the Corporate Governance Committee.

•       The Audit Committee will approve only those transactions that it finds to be fair to and in the best interests of UnionBanCal, taking all relevant facts into consideration, including any information provided by the chair of the Corporate Governance Committee as to whether the transaction would affect a director’s independence under our independence standards.

•       If the general counsel determines that it is not practicable to wait until the next regularly scheduled meeting of the Audit Committee, then the policy provides that the chair of the Audit Committee may act upon a related party transaction, and he or she will report back to the Audit Committee at its next meeting.

•       The Audit Committee also annually reviews information regarding all related person transactions, compiled by our corporate secretary based on surveys of the directors and executive officers. If any related person transactions have not been approved, then the Audit Committee may ratify them if it finds them to be fair to and in the best interests of UnionBanCal. If the Audit Committee determines not to ratify a particular related person transaction, our general counsel will coordinate actions at the direction of the Audit Committee, which may include amendment or termination of the transaction in question, or changes to the policy or the administration of the policy.

Other related party policies.   Additionally, because our industry is highly regulated, we also have written policies that cover other aspects of related party and affiliate transactions, which are summarized below.

•       Insider Loans Policy.   To comply with regulations of the Office of the Comptroller of the Currency, the Federal Reserve Board and applicable law, we prohibit preferential loans and credit to our directors, executive officers and any related entities under their control as well as to the directors, officers and principal shareholders of financial institutions with which we have a correspondent account relationship and their related interests. We refer to this as our insider loans policy. Loans and extensions of credit that are not “preferential” are on substantially the same terms as, follow underwriting procedures no less stringent than and pose no more than a normal risk of repayment than transactions with persons who are not affiliated with us. We generally place additional conditions on executive officers who borrow more than $100,000 from us. Our Corporate Compliance department administers this policy. In addition, a majority of the disinterested directors of the Board must approve in advance all credit extended to insiders if that extension, when added to all other credit extended to the insider and his or her related entities, would exceed $500,000.

•       Policy on Interactions with The Bank of Tokyo-Mitsubishi UFJ.   We have a policy that when interacting with The Bank of Tokyo-Mitsubishi UFJ, our majority stockholder, and its affiliates, we seek fair treatment of UnionBanCal and its subsidiaries and act consistently with our overall business strategy and applicable rules and regulations. Matters under this policy are reported to the Office of the President, which coordinates with our Chief Executive Officer to resolve issues.

•       Policy regarding Transactions in Affiliate Stock or Obligations.   In accordance with regulations promulgated by the Office of the Comptroller of the Currency and state law, when Union Bank of California acts as trustee or investment manager of a discretionary or managed account, it may not purchase, exchange or reinvest into securities or obligations of ours or any of our affiliates (such as The Bank of Tokyo-Mitsubishi UFJ or Mitsubishi UFJ Financial Group) unless it receives specific authority to do so or is otherwise authorized by all beneficiaries or court order. Where Union Bank of California becomes the trustee or investment manager to an account that already holds affiliate securities or obligations, it is the policy of Union Bank of California to liquidate the position in the security unless divestment would be detrimental to the account. These decisions are validated by the appropriate fiduciary committee of Union Bank of California.

•       Non-Credit Transactions Policy.

•        In compliance with federal law, we do not pay any of our directors, officers or employees a greater rate of interest on deposits than we pay to other customers on similar deposits.

•        Additionally, we may not contract for, buy from or sell to any of our directors any property on terms less favorable to us than those offered to others. A majority of the disinterested directors of the Board of Union Bank of California must approve any such non-credit transaction in advance and determine that a transaction is consistent with safe and sound banking practices and the director’s fiduciary duties.

Transactions with Related Persons

UnionBanCal and Union Bank of California have had, and expect to have in the future, banking and other transactions in the ordinary course of business with The Bank of Tokyo-Mitsubishi UFJ and with its affiliates. During 2006, these transactions included, but were not limited to, extensions of credit, participation, servicing and remarketing of loans and leases, purchase and sale of acceptances, interest rate derivatives and foreign exchange transactions, funds transfers, custodianships, electronic data processing, investment advice and management, customer referrals, facility leases, deposits and trust services. Union Bank of California also maintains traditional correspondent bank accounts with The Bank of Tokyo-Mitsubishi UFJ. In the opinion of management, these transactions were made at prevailing rates, terms and conditions and did not involve more than the normal risk of collectibility or present other unfavorable features for UnionBanCal or Union Bank of California. The Bank of Tokyo-Mitsubishi UFJ is the holder of UnionBanCal’s $200 million of floating-rate subordinated debt due in 2007. These notes bear interest at 0.325 percent above the 3-month London Interbank Offered Rate. At December 31, 2006, we had recorded interest expense of $11.4 million for the year then ended relating to the subordinated debt and other correspondent bank accounts. At December 31, 2006, we had derivative contracts totaling $1.5 billion in notional balances with $2.7 million in net unrealized losses with The Bank of Tokyo Mitsubishi UFJ and its affiliates. In May 2006, Union Bank of California issued $700 million of ten-year subordinated notes due on May 11, 2016. The subordinated notes, which were issued at a discount price of 99.61 percent of their face value, bear a fixed interest rate of 5.95 percent. Mitsubishi UFJ Securities International plc purchased an aggregate of $20 million principal amount of the notes as an agent, resulting in a commission of approximately $100,000. Additionally, for the year ended December 31, 2006, UnionBanCal recorded income of $2.7 million and expenses of $0.8 million for fees and revenue sharing arrangements and income of $2.4 million and expenses of $3.7 million relating to facility and staff training arrangements. In 2006, pursuant to a service agreement, we reimbursed The Bank of Tokyo-Mitsubishi UFJ for compensation and other benefits totaling approximately $1.95 million provided under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Expatriate Pay Program to all expatriate officers for services rendered to us. The amount reimbursed was in addition to compensation and benefits we paid to these expatriate officers for services they rendered to us. Amounts received by expatriate officers pursuant to our policy on expatriate compensation are included in the Summary Compensation Table for those officers named in the table and described in “Executive Compensation—Compensation Discussion and Analysis—Policy on Expatriate Compensation.”

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with Union Bank of California in the ordinary course of business in 2006. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act and were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collectability or have other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Farman, Crandall, Gillfillan, Gyani and Niebla were the members of our Compensation Committee during 2006. None of them is a current or former officer or employee. See “Transactions with Related Persons” for a description of certain banking transactions between directors and UnionBanCal.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UnionBanCal’s directors, executive officers and holders of more than 10% of a registered class of UnionBanCal’s equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of any equity securities of UnionBanCal. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish UnionBanCal with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, UnionBanCal believes that all Section 16 filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will also vote at the annual meeting to ratify the selection by the Audit Committee of Deloitte & Touche LLP, certified public accountants, as the independent registered public accounting firm of UnionBanCal for 2007. Deloitte & Touche LLP or its predecessors have examined the financial statements of UnionBanCal each year since 1996. Arrangements have been made for a representative of Deloitte & Touche LLP to attend the annual meeting. The representative will be available to answer appropriate questions and to make a statement if he or she wishes.

Audit Fees

The following is a description of the fees billed to UnionBanCal by Deloitte & Touche LLP for each of the last two fiscal years. All fees for 2005 and 2006 were approved by the Audit Committee.

	2006	2005
Audit Fees(1)	$3,202,161	$2,908,040
Audit-Related Fees(2)	890,841	626,848
Tax Fees(3)	230,011	207,440
All Other Fees(4)	—	—
Total	$4,323,013	$3,742,328

(1)          Audit fees relate to services rendered in connection with the annual audit of UnionBanCal’s consolidated financial statements, quarterly reviews of financial statements included in UnionBanCal’s quarterly reports on Form 10-Q, fees for consultation on new accounting and reporting requirements and SEC registration statement services, and the attestation assessment related to management’s assertions on the effectiveness of UnionBanCal’s financial reporting controls, as required by Section 404 of the Sarbanes-Oxley Act. For 2006 and 2005, this also included audit test work related to the sale of UnionBanCal’s international correspondent banking business and discontinued operations.

(2)          Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of UnionBanCal’s financial statements and are not included in Audit Fees. For 2006 and 2005, this included fees for services provided in connection with service auditors reports and audits of employee benefit plans. For 2006 and 2005, the overall cost of providing the Statements on Auditing Standards No. 70 reports for Union Bank of California’s trust business increased.

(3)          Tax fees include fees for tax compliance, tax advice, and tax planning services. For 2006 and 2005, fees related to tax compliance and preparation were $200,347 and $67,415, respectively. For 2006, this included tax preparation fees related to the closure of the overseas branches. For 2006 and 2005, fees related to tax advice and planning were $29,644 and $130,000, respectively. For 2006 and 2005, this included tax advice related to the sale of UnionBanCal’s international correspondent banking business and discontinued operations.

(4)          All other fees include all other fees for products and services provided by Deloitte & Touche LLP, not included in one of the other categories.

The Audit Committee also considered whether the provision of the services other than audit services is compatible with maintaining Deloitte & Touche LLP’s independence. All of the services described above were approved by the Audit Committee in accordance with the following policy.

Pre-approval of Services by Deloitte & Touche LLP

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Deloitte & Touche LLP. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services; provided, however, that:

•       the pre-approval request must be detailed as to the particular services to be provided;

•       the pre-approval may not result in a delegation of the Audit Committee’s responsibilities to the management of UnionBanCal; and

•       the pre-approved services must be commenced within six months of the Audit Committee’s pre-approval decision.

The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve, specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee Chair. The Chair reports any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee regularly reviews summary reports detailing all services being provided by its independent registered public accounting firm.

Vote Required

The affirmative vote of a majority of the shares of UnionBanCal common stock represented and entitled to vote at the meeting is needed to ratify the selection of the independent registered public accounting firm. The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of the independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

UnionBanCal’s Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in UnionBanCal’s proxy statement for that meeting. Under the Bylaws, nominations for director or other business proposals to be addressed at UnionBanCal’s next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of UnionBanCal Corporation, 400 California Street, San Francisco, CA 94104-1302, no later than December 18, 2007. However, if the date of the 2008 annual meeting is set more than 30 days from the date of this year’s meeting, the notice must be received by the Secretary of the Corporation not later than the close of business on the later of (1) 120 days prior to such annual meeting, or (2) 7 days after the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by the Bylaws.

If a stockholder wishes to present a proposal to be included in UnionBanCal’s proxy statement for the 2007 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission. One of the requirements is that the proposal be received by UnionBanCal’s Secretary no later than December 18, 2007. Proposals received after that date will not be included in the proxy statement. Stockholders are urged to submit proposals by Certified Mail—Return Receipt Requested.

OTHER MATTERS

The Board of Directors does not know of any business to be presented for action at the annual meeting other than that set forth in the Notice of Annual Meeting of Stockholders. However, if other business properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

		Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

		VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

		Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on Tuesday, May 22, 2007.

			Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

			Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.			• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
`
Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Withhold				For	Withhold		For	Withhold

01 - Aida M. Alvarez			07 - Philip B. Flynn					13 - Shigemitsu Miki

02 - David R. Andrews			08 - Michael J. Gillfillan					14 - J. Fernando Niebla

03 - Nicholas B. Binkley			09 - Mohan S. Gyani					15 - Masashi Oka

04 - L. Dale Crandall			10 - Ronald L. Havner, Jr.					16 - Kyota Omori

05 - Murray H. Dashe			11 - Norimichi Kanari					17 - Masaaki Tanaka

06 - Richard D. Farman			12 - Mary S. Metz

Other Matters — The Board of Directors recommends a vote FOR Proposal 2.

			For	Against	Abstain
2. To ratify the selection of UnionBanCal Corporation’s independent registered public accounting firm, Deloitte & Touche LLP, for 2007.

Non-Proposal

Consent to Electronic Delivery: By marking this box, I consent to access future Annual Reports and Proxy Statements of UnionBanCal Corporation electronically over the Internet. I understand that unless I request otherwise or revoke my consent, UnionBanCal Corporation will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact UnionBanCal Corporation's transfer agent, Computershare Investor Services, at
1-877-588-4179.

			C 1234567890 1 U P X		J N T 0 1 2 5 8 8 1			MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	00OQ2C

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — UnionBanCal Corporation

Proxy Solicited by the Board of Directors

Annual Meeting of Stockholders

May 24, 2007

John Rice or Michelle Crandall, or either of them, each with the power of substitution, is hereby authorized to represent and to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of UnionBanCal Corporation, to be held at 8:30 a.m. (local time) on Thursday, May 24, 2007, in the Boardroom, 555 California Street, 51st Floor, San Francisco, California, or any adjournment or postponement as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2 AND, WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

You may view UnionBanCal’s Proxy Statement and Annual Report to Stockholders on the Internet at www.unionbank.com.

Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

Authorized Signatures — This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears on your stock certificate and this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – E ON BOTH SIDES OF THIS CARD.